    As filed with the Securities and Exchange Commission on January 19, 2000
                                                     Registration No. 333-90201
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              NETJEWELS.COM, INC.
                 (Name of issuer as specified in its charter)
                            ---------------------

        Delaware                       3911                        98-0211492
(State of incorporation)    (Primary Standard Industrial   (I.R.S. Employer I.D. No.)
                              Classification Code No.)


                              ---------------------
                               1001 Petrolia Road
                       North York, Ontario, Canada M3J 2X7
                                 (877) 638-5393
          (Address and Telephone Number of Principal Executive Offices)

                              ---------------------

                         GERSTEN SAVAGE & KAPLOWITZ, LLP
                              101 East 52nd Street
                            New York, New York 10022
                                 (212) 752-9700
            (Name, address and telephone number of agent for service)
                              ---------------------

                                   Copies to:


    Jay M. Kaplowitz, Esq.                         Lawrence B. Fisher, Esq.
GERSTEN SAVAGE & KAPLOWITZ, LLP              ORRICK, HERRINGTON & SUTCLIFFE LLP
     101 East 52nd Street                             666 Fifth Avenue
   New York, New York 10022                       New York, New York 10103
     (212) 752-9700                                    (212) 506-5000
  (212) 980-5192 facsimile                       (212) 506-5151 facsimile

                              ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              ---------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED JANUARY 19, 2000

PROSPECTUS

                              NetJewels.com, Inc.
                       2,200,000 shares of common stock


     This is an initial public offering of 2,200,000 shares of common stock of NetJewels.com, Inc. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

     Prior to this offering, there has been no public market for our common stock. We intend to file an application to have our common stock listed on the American Stock Exchange, under the symbol "NTJ."

     Please see "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                           Per Share     Total
                                           -----------   ------
Initial public offering price ..........       $         $
Underwriter's discount .................       $         $
Proceeds before our expenses ...........       $         $

                            ---------------------
     We have granted the underwriters an option for 45 days to purchase up to an additional 330,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. The underwriters are offering the shares on a firm commitment basis.

     It is expected that the shares will be ready for delivery on or about    ,
2000.


                            ---------------------


                        Security Capital Trading, Inc.


                  The date of this prospectus is        , 2000

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus.

The company
     NetJewels.com, Inc. is a start-up Internet-based retailer and wholesaler focused exclusively on jewelry and related products. By combining the expertise of our employees and DG Jewelry Inc., our strategic partner and owner of 50% of our parent company's stock, in the jewelry industry and our commitment to customer service with the benefits of Internet retailing, we intend to deliver our customers a first-rate shopping experience. Our online store offers a selection of competitively priced jewelry including rings, earrings, pendants, bracelets, watches, chains, and accessories which generally features over 5,000 different products. Most of the products offered at our online store range in price from $25 to $10,000, and we believe our products generally cater to the value conscious consumer. Our Web site features what we believe to be detailed product information and innovative merchandising through an easy-to-use interface. In addition, we offer our products on independent third-party Web sites and have an exclusive arrangement to offer our products on UBid.com. We and DG have also entered into advertising and promotion agreements with Web portal and community sites including AOL, on a non-exclusive basis, and theglobe.com, on an exclusive basis, in order to direct consumers to our online store. DG entered into the agreement with theglobe.com for our benefit.
     Our total sales from inception in January 1999 through November 30, 1999, including our parent company's sales from February 1999 to June 1999, have amounted to $774,490, 71% of which occurred through third-party Web sites, in approximately 18,600 separate transactions, 96% of which have occurred on independent third-party Web sites. All of our sales volume occurred since February 1999. Since inception to November 30, 1999, we have incurred losses of $1,847,238 which includes our parent's losses from January 1999 to June 1999.
     All of our products are currently supplied through an intercompany services agreement with DG Jewelry Inc., a manufacturer and distributor of stone-set jewelry in the middle market. DG is a 50% shareholder of our parent company, NetJewels.com, Inc. ("NetJewels Canada"), an Ontario corporation, and DG's Chief Executive Officer is the chairman of our board of directors and the father of both our ceo and our president and coo.

Our strategy
     We seek to become the leading online retailer of jewelry and complementary products. In order to achieve this goal, we will implement the following strategies:
     o continually enhance our customers' experience at our online store;
     o offer a large product selection and continue to expand such selection;
     o ensure fast delivery, generally within five business days;
     o continue to expand the product offering within our online store;
     o offer an on-line store which is available 24 hours a day 7 days a week and may be electronically visited from any PC with access to the Internet;
     o build brand awareness through advertising and promotion;
     o enter into, strengthen and expand strategic alliances with independent third-party Web sites and content providers;
     o pursue acquisitions, joint ventures and other similar strategic investments and relationships with complementary businesses and companies;
     o establish an affiliate program of independent Web sites, which may or may not be on an exclusive basis; and
     o continue to invest in technology to further develop state-of-the-art product, service and logistics platforms.

Our history
     We were incorporated in Delaware in June 1999 as Exite Jewelry.com, Inc. In October 1999, we changed our name to NetJewels.com, Inc. Our principal executive offices are located at 1001 Petrolia Road, North York, Ontario Canada M3J2X7 and our phone number is (877) NetJewels. From January

1999 until June 1999, our business was conducted through our parent company XiteJewelry.com Canada, incorporated in January 1999 which changed its name to NetJewels.com Inc. in August 1999. Our business activities prior to February 1999 consisted of market research, the negotiation of third party contracts and the development of our on-line store. Prior to this offering, we were a wholly-owned subsidiary of NetJewels Canada. In January 1999, NetJewels Canada, purchased all of the intellectual property involved in DG's Internet business, including the domain names (which are still currently registered in DG's name) for nominal consideration, and began to develop our online store. In January 1999 our parent issued 50% of its common stock to DG in exchange for DG's commitment to fund our parent's and our operations until the earlier of (a) our ability to fund our own operations; or (b) upon completion of this offering. In May 1999, NetJewels Canada purchased all of the third party internet contracts of DG for $1.8 million. In June 1999, we purchased these contracts from NetJewels Canada in exchange for our assumption of NetJewels Canada's $1.8 million obligation to DG. The contracts purchased were with U.Bid, Bid.com and Ideal International Inc. which operates the web site DealDeal.com. Our online store is located at www.NetJewels.com. Information contained on our Web pages does not constitute part of this prospectus.

Industry overview

     The retail jewelry industry, which according to the U.S. Department of Commerce, generated $22.3 billion dollars in retail sales in 1998, grew at a 8.5% rate from the prior year. Internet and online commerce provides retailers with the opportunity to serve a rapidly growing market as consumers increasingly accept the Internet as an alternative shopping channel. Forrester Research in a report dated May 1999 entitled "Apparel's On-line Makeover," predicts that online sales of jewelry and accessories will reach $2.58 billion by 2003.
     We believe that traditional store-based retailers face a number of challenges in providing a satisfying shopping experience for purchasers of jewelry. These challenges include limited product selection, location and levels of customer service. As a result, we believe that many consumers will find the jewelry shopping experience more convenient over the Internet because of the potential for larger selection, ability to customize selections and lower prices that can be offered online. However, online retailers face challenges including the uncertainty of consumer acceptance of the Internet and intense competition, as well as other risks outlined in the "Risk Factors" section.

The offering

o Common stock offered by us:                       2,200,000 shares
o Common stock to be outstanding after offering:    5,500,000 shares
o Use of proceeds:                                  o Repayment of indebtedness;
                                                    o Marketing and sales;
                                                    o Acquisitions;
                                                    o Technological and system upgrades;
                                                    o Expansion of facilities; and
                                                    o Working capital and general corporate purposes.
o Proposed American Stock Exchange Symbol:          NTJ

     Except as noted, all of the information in this prospectus assumes that none of the following have been exercised:
   o the over-allotment option granted to the representative by us to purchase 330,000 additional shares;
   o warrants to purchase 220,000 shares of our common stock to be granted to the representative upon completion of this offering;
   o options available for grant to purchase 750,000 shares of our common stock pursuant to our 1999 stock option plan; and
   o currently outstanding warrants to purchase 100,000 shares of our common stock, at an exercise price of $.10 per share, held by our chairman.

     Following the offering our affiliates will beneficially own 60% of our common stock, DG (30%), Dan Berkovits (15%) and Ben Berkovits (15%) through their ownership of our parent. Jack Berkovits may be deemed to be the beneficial owner of the DG shares as a result of being chairman and CEO of DG.

                            Summary Financial Data

     The following summary financial and other data are qualified by reference to, and should be read in conjunction with, our financial statements and their related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data shown below for the five months ended November 30, 1999 and the balance sheet data as of November 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements, and in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. The selected statement of operations data shown below for the fiscal year ended June 30, 1999 and the balance sheet data as of June 30, 1999 are derived from our audited financial statements included elsewhere in this prospectus. They include the financial performance of NetJewels Canada for the period between January 1999 and June 1999.






                                                                           Five Months Ended     Fiscal Year Ended
                                                                           November 30, 1999       June 30, 1999
                                                                          -------------------   ------------------
                                                                              (unaudited)
Statement of Operations Data:
Revenues ..............................................................      $    699,051           $   75,439
Cost of revenues ......................................................           548,075               64,009
                                                                             ------------           ----------
Gross profit ..........................................................           150,976               11,430
                                                                             ------------           ----------
Expenses: .............................................................
  Sales and marketing .................................................           992,993              325,495
  Stock based compensation ............................................            90,000                    0
  Financial ...........................................................            27,853                    0
  General and administrative ..........................................           294,221               36,166
  Web site development ................................................                 0               62,916
  Amortization ........................................................           150,000               30,000
                                                                             ------------           ----------
Total Expenses ........................................................         1,555,067              454,577
                                                                             ------------           ----------
Operating income (loss) ...............................................        (1,404,091)            (443,147)
Net interest income (expense) .........................................                 0                    0
Income (loss) from continuing operations ..............................        (1,404,091)            (443,147)
Net loss ..............................................................        (1,404,091)            (443,147)
Net loss applicable to common shares ..................................        (1,404,091)            (443,147)
Net loss per basic and diluted common share ...........................             (0.43)               (1.61)
Shares used in computing basic and diluted net loss per share .........         3,300,000              275,000




                                                                 As of
                                                           November 30, 1999
                                                   ---------------------------------
                                                        Actual       As Adjusted(1)    June 30, 1999
                                                   ---------------  ----------------  --------------
Balance Sheet Data (at period end):
Cash and cash equivalents .......................         12,355       16,421,175               --
Working capital (deficiency) ....................     (3,373,938)      15,986,062       (2,209,847)
Total assets ....................................      1,855,676       18,264,496        1,770,000
Total liabilities ...............................      3,609,614          658,434        2,209,847
Total shareholders' equity (deficiency) .........     (1,753,938)      17,606,062         (439,847)


-------------

(1) Reflects the receipt of the net proceeds from the sale of 2,200,000 shares of our common stock at an assumed initial public offering price of $11.00 per share, representing the mid-point of the filing range, in this offering and the application thereof.

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

We have a short operating history which makes it difficult for you to evaluate our business and prospects.

     We, through our parent company, began selling products through third party Web sites in February 1999 and on our own Web site in July 1999. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our:


     o evolving business model;

     o competition;

     o need for increased customer acceptance of the online purchase of jewelry;

     o ability to maintain and expand our customer base;

     o need to continue to develop and upgrade our Web site, transaction-processing systems and network infrastructure;

     o ability to scale our systems and fulfillment capabilities to accommodate the growth of our business;

     o ability to access additional capital when required;

     o ability to develop and renew strategic relationships; and

     o dependence on the reliability and growing use of the Internet for commerce and communication and on general economic conditions.

     If we cannot successfully address these risks it is likely that our business strategy will be unsuccessful and our revenues and operating activities will be severely harmed.

We have incurred a net loss since inception and expect to incur substantial net losses for the foreseeable future.

     Since inception, we have been operating at a loss. Our net losses of $443,147 and $1,404,091 for the year ended June 30, 1999, which includes our parent's losses from January 1999 to June 1999, and the five months ended November 30, 1999, respectively, primarily relates to start-up costs. We expect that operating losses and negative cash flow will continue for the foreseeable future as we must invest in marketing and promotional activities, technology and operating systems. We do not know when and if we will achieve sufficient revenues in relation to expenses to become profitable.

     Our future profitability depends on generating and sustaining high revenue growth while maintaining reasonable expense levels. Slower revenue growth than we anticipate or operating expenses that exceed our expectations would harm our business. If we achieve profitability, we cannot be certain that we would be able to sustain or increase profitability in the future. As of November 30, 1999 we had a working capital deficit of $3,373,938.

We have a limited operating history as an independent company and may be unable to perform or obtain essential services now being supplied by DG.

     We have not operated as a fully independent company. Our results of operations include our parent's operations from January 1999 to June 1999. We have relied on DG to provide corporate, fulfillment, inventory supply, space-sharing and other administrative services. We will continue to receive those services pursuant to an intercompany services agreement with DG. The intercompany services agreement is for a term of five years. If DG fails to adequately provide services to us or if we fail to develop management and financial systems, our business could suffer until we develop our own sufficient operational, administrative and other systems and infrastructure. We may not be able to secure these services from third parties on acceptable terms or at all. We have no plans, arrangements or agreements to obtain these services from any party other than DG. See "Certain Transactions."

DG is our sole supplier of jewelry and if DG does not produce attractive merchandise in sufficient quantities and in a timely manner, demand for our products will decrease and our brand may suffer.

     DG is our sole supplier of jewelry. We are therefore dependent on consumer acceptance of the jewelry designs and products offered by DG. If DG fails to design jewelry that is attractive to consumers, it could have a negative effect on the demand for our products and services. We do not know if the intercompany service agreement were to be terminated, that we would be able to find an alternative, comparable supplier capable of providing product on terms satisfactory to us. In addition, to the extent that DG does not have sufficient capacity, is unable to satisfy our requirements on a timely basis, suffers a financial setback or a change in its strategic objectives, such an event could have a negative effect on the demand for our products and services and hurt our brand. DG supplies its products to numerous customers. We have the right to purchase products from sources other than DG, although we have no agreements or intentions of doing so at the present time.

We are controlled by our parent company's principal stockholder, DG, which has familial relationships with our executive officers, therefore you may have no effective voice in our management.

     Upon the completion of this offering, NetJewels Canada, our parent company, will beneficially own sixty percent (60%) of our common stock. DG, through its ownership of fifty percent (50%) of NetJewels Canada, will beneficially own thirty percent (30%) of the issued and outstanding shares of our common stock. Daniel P. Berkovits, our CEO, and Ben Berkovits, our President and COO, will each beneficially own fifteen percent (15%) of us, through their 50% ownership of NetJewels Canada. Daniel and Ben Berkovits are brothers and are also the children of Jack Berkovits, our chairman and CEO and chairman of DG. Our charter documents contain no requirement to obtain a super majority (more than 50%) approval for corporate actions requiring shareholder approval. Accordingly, DG and the Berkovits family will collectively beneficially own sixty percent (60%) of our common stock after this offering and will be able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management. In addition, Jack Berkovits' relationship to us. DG and Daniel and Ben Berkovits could create or appear to create potential conflicts of interest if faced with decisions that have different implications for each company, including the negotiation, performance and any renewal of the inter-company services agreement. Jack Berkovits beneficially owns forty-eight percent (48%) of DG's capital stock and Daniel and Ben Berkovits are nominal shareholders of DG.

In order to effectuate our business plan, we will require substantial funds and we may need and be unable to obtain additional capital in the future, and if we raise additional capital through the sale of equity securities you may experience dilution.

     We cannot assure you that we will be able to achieve our goals without additional capital or that we will be able to raise additional capital. Even if additional capital is obtained, we cannot assure you that we will be able to achieve our goals with additional capital, or that any new capital, if available, will be on favorable terms. We expect that the proceeds of this offering will be sufficient to satisfy our capital requirements for at least the 12 months following completion of this offering. However, we may need to raise additional capital in this period if our estimates of revenues, expenses and/or capital expenditures change or prove inaccurate in order for us to respond to unforeseen technological, operational or marketing hurdles or to take advantage unanticipated opportunities. In the event that we raise additional capital through the sale of our equity securities you may experience dilution.

Our future operating results are unpredictable and may fluctuate due to a variety of factors, many of which are beyond our control.

     As a result of our limited operating history, it is difficult to accurately forecast our sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations.

     Our annual and quarterly operating results may be affected and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include the following:

   o our inability to obtain new customers at a reasonable cost, retain existing customers, or encourage repeat purchases;

   o decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

   o our inability to manage fulfillment operations;

   o our inability to adequately maintain, upgrade and develop our Web site, transaction-processing systems or network infrastructure;

   o the ability of our competitors to offer new or enhanced Web sites, services or products;

   o price competition;

   o the termination of existing, or failure to develop new, strategic marketing relationships pursuant to which we receive exposure to traffic on third-party Web sites;

   o increases in the cost of online or offline advertising;

   o our inability to attract new personnel in a timely and effective manner or retain existing personnel;

   o the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

   o technical difficulties, system downtime or Internet brownouts;

   o a breach in our on-line security systems;

   o government regulations related to use of the Internet for commerce or for sales; and

   o general economic conditions and economic conditions specific to the Internet, online commerce and the jewelry industry.

We may not be able to compete successfully against current and future competitors.

     The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the retail jewelry industry is intensely competitive.

     We currently or potentially compete with a variety of other companies including:

     o traditional store-based jewelry retailers such as Gordons, Sterling and Friedmans;

     o department store retailers such as Sears, J.C Penney, Macy's and Ward's;

     o major discount retailers such as Kmart, Target and Service Merchandise;

     o cable shopping networks such as HSN;

     o online efforts of traditional and cable network retailers, including the online stores operated by HSN, ValueAmerica and Gordons;

     o catalog retailers of jewelry;

   o other online retailers that may include jewelry as part of their product offerings, such as Amazon.com;

   o online wedding portal sites that feature shopping services, such as the Knot.com and Modern Bride;

   o Internet portals, online auction services and online service providers that feature shopping services, such as eBay, Yahoo! and Amazon.com; and

   o various online retailers of jewelry, such as Alle Fine Jewelry, eJewelry and Just Jewelry.

     Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships with advertisers and Internet portal sites than we do. These competitors may be able to undertake more extensive marketing campaigns and adopt more aggressive pricing polices then we can. As a result, we may have difficulty increasing our market share.

If our marketing efforts do not result in a significant increase in traffic directed to our Web site our revenues will not grow as expected.

     We are reliant on the marketing efforts, which we expect to fund from a portion of the net proceeds of this offering, to drive traffic to our online store. If traffic directed to our online store does not significantly increase, our revenues will not grow as expected and we may never achieve profitability and even if achieved, maintain profitability. To date, our marketing efforts have been limited to advertising on portals, and listing our products and site name on several auction sites and search engines. We do not currently employ any marketing staff. In order to generate traffic to our Web site we expect to spend heavily on advertising and marketing efforts online and in traditional mediums. If we are unable to attract appropriate marketing personnel on a timely basis, we may not be able to effectuate our marketing strategy.

We are dependent upon our strategic alliances with third-party web-sites including Ubid.com and Bid.com and advertising agreements with content providers including AOL and theglobe.com.

     We rely on strategic alliances with content providers to attract users to our online store and have entered into agreements with, theglobe.com and AOL to attract users from their Web sites and online services. DG entered into the agreement with theglobe.com for our benefit. We rely on strategic alliances with third-party web-sites such as UBid.com and Bid.com for the sale of our products which were assigned to us from DG. In addition, DG remains as a guarantor of each of these agreements. Approximately 71% of our sales from inception to date, including our parent's sales from February 1999 to June 1999, have been through these third-party sites. We can not be sure that these agreements will be maintained beyond their initial terms, or that they will not be terminated or that we will be able to enter into additional third-party agreements on acceptable commercial terms or even at all. If we are unable to enter into new strategic agreements or to maintain any one or more of our existing, significant strategic alliances, it would probably result in a material adverse effect on our business.

We may be unable to support increased volume on our Web site, thus preventing potential customers from purchasing our products and adversely affecting our revenues and harming our brand.

     A key element of our strategy is to generate a high volume of traffic on our Web site. However, significant growth in the number of users of our online store may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure, thus preventing potential customers from purchasing our products and adversely affecting our revenues.

     We must also introduce additional or enhanced features and services to retain current users and attract new users to our online store. If a new service is not favorably received, our current customers may visit our online store less frequently. These new services or features may not function well and we may need to significantly modify the design of these services to correct errors. If users encounter difficulty with or do not accept our services or features, our business would be damaged.

If the Internet does not become a usable medium for commerce, we may not achieve significant revenues.

     Consumer use of the Internet as a medium for commerce is a recent phenomenon and is subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services. The viability of the Internet or its viability for commerce may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation or taxation.

     While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. The increased use of the Internet as a medium for commerce raises concerns regarding Internet security, reliability, pricing, accessibility and quality of service. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the demand for our services and products could be negatively affected. In addition, the nature of the Internet as an electronic marketplace which may, among other things, facilitate competitive entry, comparison shopping and advertising revenue supported business models, may render it inherently more competitive than conventional retailing formats.

Any imposition of a sales or other tax on e-commerce could negatively effect the demand for our products and services.

     We do not currently collect sales or other similar taxes for physical shipments of goods into any states or provinces, other than Ontario, Canada where we are based. There have recently been several proposals put forth in the United States Congress which would impose sales tax on goods sold over the Internet. In the event that such proposals are adopted there could be an adverse affect on the demand for our products. In addition, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states or provinces outside of Ontario could subject our shipments in such states or provinces to sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could adversely affect the demand for our services and products.

The demand for our products and services may fluctuate with the price of jewelry and the holiday season.

     The availability and cost of precious metals and precious and semi-precious stones will affect the demand for our products and services. The availability and prices of gold, diamonds and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation. Shortages of these materials or sharp changes in their prices could have a material adverse effect on our results of operations or financial condition.

     We expect to experience increased demand for our products during the holiday season, which is during the second quarter of our fiscal year. If for any reason our sales during the second quarter were substantially below expectations, our annual and quarterly operations could be materially and adversely affected.

The sale of jewelry and the demand for our products and services is dependent upon a strong economy.

     Retail jewelry sales are sensitive to fluctuations in the economic cycle. Unfavorable general economic conditions generally have an adverse effect on consumer spending, and therefore on our business. It is probable that unfavorable general economic conditions or a downturn in consumer confidence in the future would have an adverse effect on consumer spending preferences and, therefore, on our business.

If we do not continually update our technology and the ease and functionability of our Web site, we may not be able to compete effectively.

     To remain competitive, we must continually enhance and improve the responsiveness, functionality and features of our online store. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These changes could render our existing online store and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license appropriate technologies, enhance our existing services, and develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective customers. We must also be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Internet security concerns could hinder e-commerce and the demand for our products and services.

     Public concern over Internet security has been, and may continue to be, a hindrance to commercial use of the Internet. Despite our implementation of third-party vendor network security measures, our infrastructure is vulnerable to computer break-ins and disruptive problems. We may incur significant costs to protect against the threat of security breaches or alleviate problems created by breaches. Internet usage and the demand for our services and products could decline if a well publicized compromise of security occurs. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Any computer break-in could affect consumer confidence in the security of our services and could seriously damage our brand and business.

Web site addreses and domain names similar to our's could cause confusion and may damage our brand.

     We own various registered Internet Web site addresses and domain names related to our business. The domain names are currently registered in DG's name. We may not be able to prevent third parties from acquiring Web site addresses and domain names that are similar to our addresses, which could cause confusion and may damage our brand. We are aware of several names which are similar to our name and may cause confusion and hurt our brand. The regulation of Web site addresses and domain names in the United States and foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web site addresses and domain names in all countries where our services and products are made available through the Internet. Furthermore, the relationship between regulations governing Web site addresses and domain names and laws protecting trademarks is unclear.

Your proportionate ownership interest in NetJewels.com may be diluted because current shareholders paid less than the public offering price for their shares.

     Based upon the mid-point of the range of the initial public offering price of $11.00 per share, purchasers of common stock in this offering will experience an immediate and substantial dilution in net tangible book value (assets minus liabilities and intangible assets) of $7.80 per share of common stock purchased. To the extent outstanding warrants are exercised below the offering price you will incur additional dilution. Dilution will reduce the per share value of your shares of common stock and reduce your proportionate ownership interest in the company.

Our sole shareholder and its owners will benefit disproportionately from this offering.

     NetJewels Canada our sole shareholder, which is owned 50% by DG, 25% by David Berkovits and 25% by Ben Berkovits, will benefit if a market for their securities develops upon completion of this offering. Our sole shareholder will experience an immediate increase in net tangible book value per share of $3.73. NetJewels Canada paid $.001 per share for its 3,300,000 shares, meaning that they would have an unrealized gain of $3.729 per share and an aggregate unrealized gain of $12,305,700 upon completion of this offering, assuming an $11.00 initial public offering price.

Our management has broad discretion as to how to use the proceeds of this offering and you may have no opportunity to approve the use of proceeds of this offering.

     Approximately $7,608,820 or 39.3% of the net proceeds of this offering which has been allocated to working capital and general corporate purposes. Accordingly, our management will have broad discretion over the use of the proceeds. Our stockholders may have no opportunity to approve the use of the proceeds of this offering.

If our systems or our third-party suppliers software and computer systems malfunction because of the year 2000 problem, demand for our products will be adversely affected.

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. In addition, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers, all of which may fail due to the year 2000 problem. We are also dependent on telecommunications vendors to maintain our network and the United States and Canadian postal services and other third-party carriers to deliver orders to customers. The failure of our software and computer systems and of our third-party suppliers to be year 2000 complaint would have a material adverse effect on us.

     The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

We need to effectively manage the growth of our personnel and operations to avoid unnecessary expenses.

     Our success depends, in part, upon effective planning and growth management. Our anticipated future operations will place a significant strain on our management, personnel, information systems and resources. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our limited employee base on a timely basis. We will need to hire and retain highly skilled personnel to manage our expected growth. If we do not successfully implement and integrate these new systems or fail to scale these systems with our growth, we may not have adequate, accurate and timely forecasting and financial information and may incur unnecessary expenses.

The loss of the services of Daniel Berkovits, Ben Berkovits or Jack Berkovits or any other key personnel, or our failure to attract, assimilate and retain highly qualified personnel in the future, could seriously harm our business.

     Our future success depends, in part, on the continued services of our senior management and our ability to retain and motivate our other key employees. The loss of the services of Daniel, Ben or Jack Berkovits, who have developed and implemented our business plan, or any other key employee would have a material adverse effect on our business, results of operations and financial condition. Although we have employment agreements with Daniel, Ben and Jack Berkovits, they can be terminated at any time. We do not currently have key-man life insurance on Daniel, Ben or Jack Berkovits.

     Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot be certain that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

In the event that we are not able to hire a full time chief financial officer and chief information officer, our current management's attention could be diverted.

     It is our intention to hire a full time chief financial officer and chief information officer currently, these tasks are being handled by our chief executive officer, Daniel Berkovits. In the event that we are not able to fill these positions on a timely basis, our chief executive officer's efforts in other areas may be limited.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes", "will", "expects", "anticipates", "intends", "plans" and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $19,360,000 from our sale of the 2.2 million shares of common stock being offered hereby, assuming an initial public offering price of $11.00, representing the mid-point of the filing range. If the representative exercises its over-allotment option in full, we will receive net proceeds of approximately $22,264,000. Both of these figures are after deduction of estimated underwriting discounts and commissions and fees and expenses of $4,840,000, $5,566,000 if the over-allotment option is exercised in full, payable by us. We expect to use the net proceeds of this offering as follows:

                                                                       Approximate     Percentage of
Use                                                                       Amount       Net Proceeds
---                                                                    ------------    -------------
Repayment of indebtedness to DG ...................................   $ 2,951,180           15.2%
Advertising and marketing .........................................     5,000,000           25.9
Equipment and software purchase and upgrades ......................       500,000            2.6
Expansion of fulfillment operations and executive offices .........       500,000            2.6
Hiring executive personnel ........................................       300,000            1.5
Acquisitions ......................................................     2,500,000           12.9
General corporate and working capital purposes ....................     7,608,820           39.3
                                                                      -----------          -----
Total .............................................................   $19,360,000          100.0%
                                                                      ===========          =====

     We intend to repay approximately $2,951,180 to DG which consists of $1,800,000 which we owe DG in consideration for the transfer of DG's internet contracts to NetJewels Canada, which obligations we assumed in June 1999, and $1,151,180 which represents advances made to us and our parent company, to finance our start-up costs. The $1,800,000 and $1,151,180 are each memorialized in two separate promissory notes neither of which bear interest and each of which are payable on demand.

     Upon completion of this offering, we intend to utilize approximately $5,000,000 to market our Web site through advertising methods including print, radio, television and online advertising. We also intend to hire a celebrity as a spokesperson to increase consumer awareness of our company and products.

     We expect that we will experience an on-going need to add additional hardware and software upgrades to our existing systems in order to handle expected increased traffic at our Web site, accordingly we have budgeted $500,000 for such use.

     We expect that our future growth will require us to secure new office space to adequately house our operations and we have budgeted $500,000 for such use, although we have not selected any office space at this time.

     In addition to hiring other employees to meet our anticipate growth, we intend to hire a full time director of marketing, as well as a chief financial officer and chief information officer following the offering.

     It is part of our strategy to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

     We have budgeted $2,500,000 of the net proceeds for any potential acquisitions, however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

     We have dedicated approximately $7,608,820 to general corporate needs and working capital purposes. These needs include added salaries, including salaries of executives which have been accrued, health care costs, professional fees and other costs which will require us to use the proceeds of this offering until the time that we become a profitable business, of which there can be no assurance.

     Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or short-term treasury bonds.

     We reserve the right to reallocate proceeds to different uses if, in management's view, the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes, including working capital and general corporate purposes. Investors may not agree with any such allocation or reallocation. In the event the representative exercises the over-allotment option we intend to utilize such additional proceeds for working capital.

     Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least twelve months following this offering. Such belief is based upon certain assumptions, including assumptions as to our contemplated operations and business plan and economic and industry conditions. We cannot be certain that such resources will be sufficient for such purpose and if not we may need to raise additional capital through the sale of equity securities. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all.

                                DIVIDEND POLICY

     We have never paid or declared cash or stock dividends on our common stock. The payment of cash dividends, if any, is at the discretion of our board of directors and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain any future earnings for use in our business.

                                   DILUTION

     Our pro forma net tangible book value as of November 30, 1999 was approximately ($1,750,000) or (0.53) per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 2,200,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, representing the mid-point of the filing range, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at November 30, 1999 would have been approximately $17,600,000 or $3.20 per share of common stock. This represents an immediate increase in net tangible book value of $3.73 per share to existing stockholders and an immediate dilution of $7.80 per share to new investors of common stock. The following table illustrates this dilution on a per share basis (without giving effect to the issuance of 100,000 warrants to our Chairman of the Board, see
Note 9 to the Financial Statements):

       Assumed initial public offering price ........................                 $  11.00
          Net tangible book value at November 30, 1999 ..............      (0.53)
          Increase in net tangible book value attributable to new
           investors ................................................       3.73
       Net tangible book value after this offering ..................                     3.20
                                                                                      --------
       Dilution of net tangible book value to new investors .........                 $   7.80
                                                                                      ========

     In the event that the over-allotment option is exercised in full, the dilution to new investors would be $7.48 per share.


     The following table sets forth, as of the date of this prospectus, the number of shares of common stock purchased, the percentage of the total number of common stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the investors in this offering and our current shareholders:



                                       Shares purchased             Total consideration          Average
                                  --------------------------   -----------------------------    price per
                                     Number      Percentage        Amount        Percentage       share
                                  -----------   ------------   --------------   ------------   ----------
Existing stockholders .........   3,300,000            60%      $     3,300           0.1%     $  0.001
New investors .................   2,200,000            40%      $24,200,000          99.9%     $ 11.00
                                  ---------         -----       -----------         -----
   Total ......................   5,500,000         100.0%      $24,203,300         100.0%
                                  =========         =====       ===========         =====

     The preceding table excludes deduction of underwriting commissions, discounts and other expenses of this offering.

                                CAPITALIZATION


     The following table sets forth our capitalization as of November 30, 1999:


     o on an actual basis; and


     o on a pro forma basis to reflect the receipt and application of the estimated net proceeds from the sale by us of 2,200,000 shares of common stock at an assumed initial public offering price of $11.00 per share, representing the mid point of the filing range.

     This table should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus.

                                                                                 Actual          Pro-Forma
                                                                            ---------------   ---------------
Notes payable -- DG Jewelry Inc. ........................................    $  2,951,180      $          0
Long term debt ..........................................................               0                 0
Stockholders' equity:
   Preferred stock, 1,000,000 authorized, none issued and outstanding .                 0                 0
Common stock, $.001 par value per share, 19,000,000 authorized,
 3,300,000 issued and outstanding, actual; and 5,500,000 issued and
 outstanding, pro-forma .................................................           3,300             5,500
Additional paid in capital see Note 9 to Financial Statements ...........          90,000        19,447,800
Accumulated deficit .....................................................      (1,847,238)       (1,847,238)
                                                                             ------------      ------------
Total stockholders equity (deficit) and capitalization ..................      (1,197,242)       17,606,062
                                                                             ============      ============


------------
The preceding table excludes:

     o 750,000 shares reserved for grant under our stock option plan;

     o 220,000 shares issuable upon exercise of the representative's warrants;

     o 100,000 shares issuable upon exercise of outstanding warrants held by our chairman; and

     o 330,000 shares issuable upon exercise of the underwriter's over-allotment option.

                            SELECTED FINANCIAL DATA

     The following selected historical financial and other data are qualified by reference to, and should be read in conjunction with, our financial statements and their related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data shown below for the five months ended November 30, 1999 and the balance sheet data as of November 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements, and in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The unaudited results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period. The selected statement of operations data shown below for the fiscal year ended June 30, 1999 and the balance sheet data as of June 30, 1999 are derived from our audited financial statements included elsewhere in this prospectus. They include the financial performance of NetJewels Canada for the period between January 1999 and June 1999.

                                                             Five Months Ended        Fiscal Year Ended
                                                             November 30, 1999       Ended June 30, 1999
                                                         -------------------------  --------------------
                                                                (unaudited)
       Statement of Operations Data:
       Revenues .......................................         699,051                      75,439
       Cost of revenues ...............................         548,075                      64,009
                                                                -------                  ----------
       Gross profit ...................................         150,976                      11,430
                                                                -------                  ----------
       Expenses:
        Sales and marketing ...........................         992,993                     325,495
        Stock based compensation ......................          90,000                           0
        Financial .....................................          27,853                           0
        General and administrative ....................         294,221                      36,166
        Web site development ..........................               0                      62,916
        Amortization ..................................         150,000                      30,000
                                                                -------                  ----------
       Total Expenses .................................       1,555,067                     454,577
                                                             ----------                  ----------
       Operating income (loss) ........................      (1,404,091)                   (443,147)
       Net interest income (expense) ..................               0                           0
       Income (loss) from continuing operations .......      (1,404,091)                   (443,147)
       Net loss .......................................      (1,404,091)                   (443,147)
                                                             ==========                  ==========
       Net loss applicable to common shares ...........      (1,404,091)                   (443,147)
       Net loss per basic and diluted common share ....           (0.43)                      (1.61)
                                                             ==========                  ==========
       Shares used in computing basic and diluted
        not loss per share ............................       3,300,000                     275,000
                                                             ==========                  ==========

                                                      As of November 30, 1999          June 30, 1999
                                                     -------------------------         --------------
                                                             (unaudited)
       Balance Sheet Data:
       Cash and cash equivalents ......................      $   12,355                  $        0
       Working capital (deficiency) ...................      (3,373,938)                 (2,209,847)
       Total assets ...................................       1,855,676                   1,770,000
       Total liabilities ..............................       3,609,614                   2,209,847
       Total shareholders' (deficit) equity ...........      (1,753,938)                   (439,847)


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our Financial Statements and the accompanying notes thereto appearing elsewhere in this prospectus.

Overview

     Our goal is to become the leading Web-based retailer of jewelry. We currently generally offer approximately 5,000 jewelry products which we believe are competitively priced and intend to continue to expand our product offerings.

     We were incorporated in June 1999 as Exite Jewelry.Com,Inc., which name was changed to NetJewels.Com, Inc. in October 1999, but began offering products for sale on third-party Web sites including Internet auction sites in February 1999 through our parent company, NetJewels Canada. We have realized revenues of approximately $774,490 from these activities from inception to November 30, 1999, including our parent's revenues from February 1999 until June 1999. In January 1999, NetJewels Canada purchased all of the intellectual property involved in DG's Internet business, including the domain names for nominal consideration, and began to develop our online store. The domain names are currently registered in DG's name. In May 1999, NetJewels Canada purchased all of the third-party Internet contracts from DG for $1.8 million. In June 1999, we purchased the Internet contracts from NetJewels Canada in exchange for our assumption of the $1.8 million obligation to DG. This amount is to be repaid out of the net proceeds of this offering. The agreements purchased were with U.Bid, Bid.com and Ideal International Inc. The $1,800,000 purchase price was based on an independent valuation. We believe that the purchase price was fair and reasonable and on terms at least as favorable as could be obtained from an unaffiliated party. In addition, in January 1999 NetJewels Canada issued 1,650,000 shares of its common stock, which represented 50% of its shares, to DG in exchange for agreeing to advance funds to use in our operations and our parent company's operations, until such time that we are able to fund ourselves. In addition, we have agreed to reimburse DG for all monies advanced in connection with our start-up. All of our obligations to DG, including advances of approximately $1,151,180 and the $1,800,000 owed to DG for the purchase of the Internet contracts, are memorialized by two separate promissory notes neither of which bear interest and each of which are payable on demand. Pursuant to the notes, DG has been granted a security interest in all of our assets. As of November 30, 1999 our total indebtedness to DG is approximately $2,951,180 and are to be paid out of the net proceeds of this offering. Since launching our online store we have continued to sell goods on third party sites and have also focused on building sales momentum on our Web site store, expanding our product offerings, promoting our brand name and establishing fulfillment and customer service operations. We expect our cost of sales and operating expenses will increase significantly. This reflects the costs associated with our formation as well as increased efforts to promote our brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure and develop our Web site and associated transaction-processing systems.

     We expect to significantly increase our on-line traffic once our intended intensive advertising campaign begins upon completion of this offering. Since launching our Web-site in July 1999, we have dedicated our efforts to making shopping on our site user-friendly and secure.

     Since inception, we and our parent, have incurred losses and, as of November 30, 1999, had an accumulated deficit, since inception, of $1,847,238 which includes our parent's losses from January 1999 to June 1999. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to: (a) brand development, (b) marketing and other promotional activities, (c) the expansion of our management and order fulfillment infrastructure, (d) the continued development of our Web site, (e) transaction-processing systems and network infrastructure, (f) the expansion of our product offerings and Web site content, and (g) strategic relationship development.

     We have a very limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. These risks include, but are not limited to, an evolving and unpredictable business model and management of growth.

     Although our executive offices are located in Canada, substantially all of our expenses are in U.S. dollars. Approximately 90% of our revenues have been derived from sales to customers in the United States. Accordingly, we do not believe that we are subject to foreign exchange risks.

Results of operations

     In view of the rapidly changing nature of our business and our limited operating history, we believe that our gross profit margin and operating expenses as a percentage of sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.


     The financial information included in this prospectus may not necessarily be indicative of the financial position, results of operations and cash flows had we been operating as a separate stand-alone company during the periods presented. Our results of operations for the fiscal year ended June 30, 1999 include our parent's operations from January 1999 to June 1999.

     The following table sets forth statement of operations data as a percentage of net sales for the periods indicated:


                                                                                Five Months
                                                    Fiscal Year Ended              Ended
                                                      June 30, 1999          November 30, 1999
                                                  ---------------------   -----------------------
                                                                                (unaudited)
       Statement of Operations Data:
       Revenues ...............................    $ 75,439       100%    $ 699,051         100%
       Cost of revenues .......................      64,009        85%      548,075          78%
                                                   ========       ===     =========         ===
       Gross Profit ...........................      11,430        15%      150,976          22%

       Operating expenses:
       Sales and marketing ....................     325,495       431%      992,993         142%
       Stock based compensation ...............           0         0%       90,000          13%
       Web site development ...................      62,916        83%            0           0%
       Financial ..............................           0         0%       27,853           4%
       General administrative .................      36,166        48%      294,221          42%
                                                   --------
       Amortization ...........................      30,000        40%      150,000          21%
                                                   --------               ---------
       Total operating expenses ...............     454,577       602%    1,555,067         222%
                                                   --------               ---------
       Operating loss .........................     443,147       587%    1,404,091         200%
       Interest income (expense), net .........           0         0%            0           0%
       Provision for income taxes .............           0         0%            0           0%
                                                   --------               ---------
       Net loss ...............................     443,147       587%    1,404,091         200%
                                                   ========               =========

Five Months Ended November 30, 1999

     Net Sales. Net sales include the sale of our jewelry products, net of returns, up front fees and commissions paid to third party web sites. Net sales totaled $699,051 for the five month period ended November 30, 1999. Sales include those made on our website and those made on third party websites. We recognize the entire amount of revenues and remit the appropriate commission to the third party websites.

     Cost of Sales. Cost of sales includes the cost actually paid for goods sold and commissions paid to third party websites. Cost of goods sold totaled $548,075, or 78% of our net sales, for the five months ended November 30, 1999.

     Gross Profit. For the five months ended November 30, 1999, we had a gross profit of $150,976 or 22% of our net sales. We expect our gross profit to increase as the percentage of our on-line store sales increase and the percentage of our sales on third-party web sites decreases as a percentage of total sales.

     General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, recruiting, professional fees, and other corporate expenses. General and administrative expenses totaled $294,221 or 42.1% of our net sales, for the five months ended November 30, 1999. Management expects general and administrative expenses will continue to increase as our staff expands and incurs additional costs to support the growth of our business including the potential acquisition of additional office space. Currently, the majority of such services are provided by DG pursuant to the intercompany services agreement. DG charges us $5,000 per month for such services and $6,000 per year for the use of approximately 3,000 square feet of space from DG. In addition, upon completion of this offering the salaries of our CEO and president will increase by $50,000 per year, respectively.

     Net Loss. We incurred a net loss of $1,404,091, or $(0.43) per share, for the five months ended November 30, 1999, and expect to continue to incur net losses for the foreseeable future.

Fiscal Year Ended June 30, 1999

     Net Sales. Net sales include the sale of our jewelry products, net of returns, up front fees and commissions paid to third party sites. Net sales totaled $75,439 for the fiscal year ended June 30, 1999. Sales include those made on our website and those made on third party websites.

     Cost of Sales. Cost of sales includes the costs actually paid for the goods and the commissions paid to third-party websites. Cost of sales totaled $64,009, or 85% of our net sales, for the fiscal year ended June 30, 1999.

     Gross Profit. For the year ended June 30, 1999, we had a gross profit of $11,430 or 15% of our net sales. We expect our gross profit to increase as the percentage of our on-line store sales increase and the percentage of our sales on third-party web sites decreases as a percentage of total sales.

     General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, recruiting, professional fees, and other corporate expenses including accrued salary for executives. General and administrative expenses totaled $36,166, or 47.9% of our net sales, for the fiscal year ended June 30, 1999. General and administrative expenses will continue to increase as our staff expands and incurs additional costs to support the growth of our business. Currently, the majority of such services are provided by DG pursuant to the intercompany services agreement. DG charges us $5,000 per month for such services, plus actual cost incurred.

     Net Loss. We incurred a net loss of $443,147, or $(1.61) per share, for the year ended June 30, 1999, and expect to continue to incur net losses for the foreseeable future.

Liquidity and Capital Resources

     Our principal capital requirements are to acquire merchandise, maintain and improve our online store and engage in advertising and promotional activities. Since inception through November 30, 1999, we have primarily financed this requirement through approximately $1,151,180 of advances from DG and cash flows from operations which is represented by a promissory note. Our parent purchased certain Internet contracts, which were subsequently purchased by us. We assumed the $1.8 million promissory note to DG. Neither of these notes bear interest and each are due on demand. Each of these notes will be repaid with a portion of the net proceeds of this offering. Once this offering is consummated, DG will not be obligated to make any advances to us.

     At November 30, 1999, we had a working capital deficit of approximately $3,373,938 and incurred losses since inception, including our parent company's losses from January 1999 to June 1999, of approximately $1,404,091. We are significantly dependent on DG for the conduct of our operations. Pursuant to the intercompany service agreement, DG provides us various additional services including, among others, services for payroll processing, benefits administration, insurance including property and casualty, medical, dental and life, merchandising and telecommunications. DG charges us $5,000 per month for such services. We rent 3,000 square feet of office space from DG at an annual rate of $6,000. Pursuant to our advertising agreements entered into by us and by DG for our benefit with theglobe.com and AOL we are committed to expend $960,000 in advertising through November 2000. We have also accrued an aggregate of $195,000 of executives' salaries to November 30, 1999.

     We believe that funds generated from operations and the net proceeds of this offering will be sufficient to finance our current and anticipated operations for at least 12 months after this offering. Our long-term capital requirements beyond this period will depend on numerous factors, including, but not limited to, the following:

     o the rate of market acceptance of our online store;

     o the ability to expand our customer base;

     o the cost of upgrades to our online store; and

     o the level of expenditures for sales and marketing and other factors.

     If the funds from this offering and our revenues are insufficient to fund the activities in the short or long term, we would need to raise additional funds by incurring debt or through public or private offerings of our stock. We may not be able to do either on terms favorable to us, if at all.

The year 2000

     Impact of the year 2000. The year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     State of readiness. We may be affected by year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by us or by third parties. We have substantially completed an assessment of our internal and external third-party information technology systems and non-information technology systems and a test of the information technology systems that support our web site. At this point in our assessment and testing, we are not aware of any year 2000 problems relating to systems we or third parties operate that would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems. However, we cannot assure you that there will be no year 2000 problems.

     Our information technology systems consist of software developed either in-house or purchased from third parties, and hardware purchased from vendors. We have contacted our principal vendors of hardware and software. All of those contacted vendors have notified us that the hardware and software that they supplied to us is year 2000 compliant.

     We have also substantially completed an assessment of our non-information technology systems which we have identified as possibly having year 2000 issues. At this point in our assessment, we are not aware of any year 2000 problems relating to these systems which would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems.

     Our information technology systems and other business resources rely on information technology systems and non-information technology systems provided by service providers and therefore may be vulnerable to those service providers' failure to remediate their own year 2000 issues. These service providers include those for our network and e-mail services and landlords for our leased office spaces. We have contacted these principal service providers and we have been notified that the information technology and non-information technology systems which they provide to us are year 2000 compliant. DG has notified us that their systems are year 2000 compliant.

     Cost. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant systems will be material.

     Risks. To the extent that our assessment is finalized without identifying any material non-compliant information technology or non-information technology systems operated by us or by third parties, the most reasonably likely worst case year 2000 scenario is the failure of one or more of our vendors of hardware or software or one or more providers of non-information technology systems to properly identify any year 2000 compliance issues and remediate any issues before the end of the second quarter of 1999. A failure could prevent us from operating our business, prevent users from accessing our web site or change the behavior of advertising customers or persons accessing our web site. We believe that the primary business risks, in the event of a failure, would include but not be limited to:

     o lost advertising revenues;

     o increased operating costs;

     o loss of customers or persons accessing our web site;

     o other business interruptions of a material nature; and

     o claims of mismanagement, misrepresentation, or breach of contract.

     Contingency Plan. As discussed above, we have engaged in an ongoing year 2000 assessment and testing. We have conducted a full-scale year 2000 simulation of our information technology systems and have found them to be compliant.

Recent accounting pronouncements

     We do not believe any recently issued accounting standards have had or will have a material affect on our business.

                                   BUSINESS


General

     Our goal is to be the leading online retailer of jewelry and complementary products. Since commencing our on-line sales through our Web-site, in July 1999, and through third party web sites including Ubid.com, we and our parent have sold products to over 12,000 customers. We believe we have created a model for jewelry distribution based upon an attractive value proposition. Our online store is integrated with DG's production and distribution infrastructure and offers customers an extensive product offering at what we believe to be attractive prices. Our online store, located at "www.NetJewels.com" at any given time generally contains over 5,000 products including rings, bracelets, necklaces watches, diamonds and other jewelry items. Most items offered on our Web site range in price from $25 to $10,000. In addition, we believe we offer our customers fast delivery (generally within five business days), competitive pricing, easy and secure ordering, rich editorial content and industry experience.

     We believe our advertising and promotion agreements with Web portal and community sites including AOL and theglobe.com, will extend our brand and consumer exposure to our online store. Because these sites feature us as a jewelry supplier, we believe our brand recognition increases and lends us credibility. DG entered into theglobe.com agreement for our benefit.

     Our online store includes what we believe to be a user friendly search engine and product reviews. During the first half of the year 2000, we expect to establish a custom jewelry design feature on the site that will allow customers to design jewelry to their individual tastes, a gift center, an online shopping assistant and gift certificates.

Corporate history

     NetJewels.com, Inc. was incorporated on June 21, 1999 in the State of Delaware as Exite Jewelry.com, Inc. In January 1999, NetJewels Canada, our parent company, purchased all of the intellectual property involved in DG's Internet business, including the domain names for nominal consideration, and began to develop our online store. The domain names are currently registered in DG's name. In May 1999, NetJewels Canada purchased all of the third party internet contracts from DG for $1.8 million, which we subsequently purchased for $1.8 million from NetJewels Canada in June 1999. Between January 1999 and June 1999, when we purchased our internet contracts from NetJewels Canada, the business was conducted by NetJewels Canada, which is 50% owned by DG, 25% by Daniel Berkovits, our CEO, and 25% by Ben Berkovits, our President/COO. Until April 1999, our business activities, which were conducted by our parent, consisted of developing our web site and the negotiation of third party contracts. Jack Berkovits is the Chairman of NetJewels Canada and DG Jewelry Inc.

     In January 1999, Daniel Berkovits and Ben Berkovits formed NetJewels Canada, then known as Xite Canada, an entity in which they collectively owned 100% of the outstanding equity. In May 1999, NetJewels Canada issued 50% of its capital stock to DG in exchange for DG agreeing to advance the necessary funds for NetJewels Canada's operations and our operations, until such time as both us and our parent are able to fund our operations.

     We are offering 2,200,000 shares of common stock to the public in this offering. Immediately after the offering, we will be beneficially owned 60% by our parent company (30% by DG, 15% by Daniel Berkovits, 15% by Ben Berkovits, through their ownership of our parent) and 40% by the public stockholders purchasing shares of common stock in this offering.

DG Jewelry

     We believe that our relationships with DG, through the intercompany services agreement, provides us with competitive advantages relative to other online retailers in our category, including:

     The use of DG's distribution center as our principal product supplier, which enables us to:

   o offer over 5,000 in-stock items, ensure fast delivery (generally within 5 business days), offer a large product selection without the need to make a significant investment in inventory and the ongoing expense related to the management of such inventory;

   o purchase goods at a lower price than would otherwise be generally available through other wholesalers; and

   o ongoing access to the jewelry manufacturing and distribution knowledge and experience of the management of DG.

     DG is primarily engaged in the design, manufacture and distribution of stone-set jewelry for department stores, mass merchants, catalog showrooms, television shopping networks and other high volume retailers and major discounters.


Industry background

     E-commerce. We believe e-commerce provides retailers with the opportunity to serve a rapidly growing market because consumers are increasingly accepting the Internet as an alternative shopping channel. Forrester Research, in a September 1999 report entitled "Post-Web Retail", estimates that 17 million U.S. households will be online purchasers in 1999 and that the number will grow to 49 million by 2004. There can be no assurance that our growth rate will bear any relationship to the overall growth rate of e-commerce.

     The Internet also provides e-commerce companies with an opportunity to serve a global market. IDC in its June 1999 report entitled "The Global Market Forecast for Internet Usage and Commerce: Based on Internet Market Model(TM), Version 5" estimates that the number of Web users worldwide will exceed 142 million by the end of 1998 and will grow to over 502 million users by the end of 2003.

     The jewelry industry. The size of the U.S. jewelry market, according to the U.S. Department of Commerce was $22.3 billion in 1998.

     Online shopping forecast. Industry analysts, including Forrester Research and Jupiter Communications, forecast continued and accelerating acceptance of the Internet as a channel that consumers will turn to for a wide range of products. Forrester Research, in a May 1999 report entitled "Apparel's On-line Makeover", predicts that online sales of jewelry and accessories will reach $2.58 billion by 2003.


Business strategy

     Our goal is to become the leading Web-based retailer of jewelry and complementary products. To achieve this objective, we have focused our efforts on providing a high level of value and service, which we believe is reflected in the variety of our product selection, the ease-of-use of our Web site, the prices of our products and the speed of delivery we offer to our customers.

     While our principal focus is online jewelry, we will continue to seek opportunities that expand our product offering to complementary information and products. It is our goal to be recognized as the most innovative and customer-focused e-commerce jeweler, making online purchasing a simple, personal and gratifying experience that results in customer loyalty and long-standing relationships with our customers.

     In order to achieve our objectives, we intend to implement the following strategies:

   Continually enhance the consumer experience. We are committed to making every aspect of browsing and shopping in our online store an easy and pleasurable experience. We shall make continual efforts to improve the design, layout and navigation of all elements of our Web site.

   Offer a large product selection and fast delivery. We intend to offer our customers one of the largest selections of jewelry available online. We intend to capitalize on our relationship with DG by generally offering over 5,000 items from DG's inventory to our customers.

   Expanding our product offering. We intend to continue to expand our jewelry product offering and expand our business lines to information and products that are complimentary to jewelry purchases and can be easily cross marketed. We believe that offering complementary information and products is a natural extension of our business.

   Offer our products 24 hours a day 7 days a week. Our on-line store is open 24 hours a day 7 days a week and may be electronically visited from any PC with access to the Internet.

   Building brand awareness and driving customer acquisition through advertising and promotion. We will continue to invest in building our brand and in communicating the benefits and convenience of shopping at our online store. We intend to advertise in a variety of media, including online, radio, television and print, to further our goal of rapidly growing our customer base. We also intend to hire a celebrity as a spokesperson to increase consumer awareness of our company and products. In all of our advertising and promotion initiatives, we will seek to drive new customers to our site, as well as seek to have customers return to our site more frequently and to increase the size of their average purchase per visit.

   Strengthening and expanding strategic alliances. We intend to provide our major strategic partners with merchandising support, strengthening their ability to generate sales and to promote our brand.

   Pursue acquisitions, partnerships and strategic ventures. We intend to pursue acquisitions, joint ventures and other similar strategic investments and relationships with complementary businesses and companies, where appropriate, in order to augment or expand our current offerings. While we continually examine those possibilities, we have not entered into any agreements with respect to any such acquisitions, joint ventures or strategic investments, nor do we have any plans or arrangements at the present time.

   Establish an affiliate program. We intend to establish an affiliate program whereby third party web-sites can earn commissions by linking users from their sites to our online store. We intend that commissions would be earned if such users make purchases at our online store.

   Continue to invest in technology to further develop state-of-the-art product, service and logistics platforms. We plan to continue to invest in technologies that improve our Web site and our ability to support its growth while offering our customers the most convenient, user-friendly and secure online shopping experience possible.

   In addition to the foregoing strategies, we believe that the following factors will help provide us with a competitive advantage:


   Competitive pricing. Our affiliation with DG gives us the benefit of their high capacity and quality, low-cost manufacturing process. DG has represented to us that this process allows unskilled labor to set as many as 8,000 stones per day per stone setter. We believe this gives us a price advantage over other web-based jewelry retailers.

   Personalized service. During the second quarter of the year 2000, we intend to launch our "Jeweler Jack" personalized shopping system. The Jeweler Jack personalized shopping system is intended to lead customers through the shopping process by asking questions and making recommendations. We intend that the Jeweler Jack system will be interactive and will be integrated with our Web site's other editorial content.

   Rich editorial and educational content. We intend to provide users of our site with accurate and authoritative information with regard to jewelry purchases. We intend that this information will include educational and editorial content such as articles on the proper method for selection of diamond rings or the role of skin tone in jewelry selection. Our group of editorial experts includes Jack Berkovits, our chairman and author of several industry journal articles on jewelry. We strive to integrate our editorial content with our "Jeweler Jack" electronic shopping assistant.

   High level of customer service. We believe that high levels of customer service and support are critical to retain and expand our customer base. Our system monitors orders from the time they are placed through delivery by providing points of electronic, telephonic and personal communication with our customers. Our customer service staff are well trained and are able to provide information on jewelry and walk customers through purchase decisions.

Sales and marketing

     Online strategic alliances. Since our inception, we have pursued strategic alliances with premier online companies and high-traffic Web sites with the goal of driving traffic to our online store. Our largest strategic alliance is with AOL. On July 9, 1999, we entered into a one-year agreement with AOL to become a gold tenant in the jewelry and watch category on AOL, Netscape and Compuserve. On March 10, 1999, DG entered into an agreement with AOL Canada, to be featured as an anchor tenant in the jewelry shopping section of AOL Canada's network. DG has entered into arrangements, each of which were subsequently transferred to us, for distribution of jewelry products with DealDeal.com, UBID.com and Bid.com. The agreement with UBid.com is an exclusive agreement. Our agreement with UBID.com prohibits us from offering our products on any other online auction site, except that we are permitted to offer products on Bid.com and two other online auction sites of our choice. We have entered into a non-exclusive agreement with Shopnow.com to offer our products on its Web site. Our agreement with Shopnow.com is for an initial period of one hundred-eighty (180) days and automatically renews for successive thirty (30) day periods unless the other party elects to terminate the agreement on thirty
(30) days prior written notice. Shopnow.com will make reasonable efforts to develop a presentation of certain of our products on one or more of its websites during the term of this agreement. These agreements are generally cancellable at will. The agreements require us to pay the online companies a royalty on all sales made on the respective sites and in some cases an up front fee. We also list our products, on a non-contractual basis, on auction sites operated by Amazon.com and Yahoo.com. In September 1999, DG for our benefit entered into a two-year agreement with theglobe.com. The agreement with theglobe.com requires them to host a jewelry storefront on its website for a period of two years. Pursuant to the agreement we will be the exclusive third-party jewelry retailer whose products are promoted on the globe.com's jewelry storefront. In addition, we are required to pay an aggregate of $594,000 for these services. DG has agreed to guaranty all of our obligations under all assigned agreements.

     Affiliate program. In addition to securing alliances with high-traffic Web sites, we intend to establish an affiliate program consisting of third parties, whereby third-party web-sites can earn commissions from us by linking users from their site to our online store. We do not currently have any affiliate program agreements.

     Advertising. Upon receipt of the net proceeds from this offering, we intend to begin a comprehensive national print, radio, television and online banner campaign in Canada and the U.S., as well as hire a celebrity spokesperson, to increase awarenes of our Web site.
Shopping at our online store

     Our online store offers visitors several features arranged in what we believe to be are simple, easy-to-use formats intended to enhance product search, selection and discovery. By clicking on the permanently displayed products and product categories, our users can move directly to the Web page that contains details about the particular products. Users can browse promotions, such as our offer of the month and other feature products. Customers can also link to pages based on product category, such as women's jewelry or men's jewelry, necklaces, bracelets, as well as other product categories.

     The most prominent feature of our online store is the interactive, searchable catalog of our line of products. Our search capabilities allow users to search for a product by category, such as rings, earrings, pendants, necklaces, bracelets, diamonds and watches.

     To purchase products, customers simply click on a button to add products to their virtual shopping cart. Customers can add and subtract products from their shopping cart as they browse around our store prior to making a final purchase decision, just as in a physical store. To execute orders, customers click on the checkout button and, depending upon whether the customer has previously shopped with us, are prompted to supply shipping details online. We also offer customers, shipping options during the checkout process. Prior to finalizing an order by clicking the submit order button, customers are shown their total charges along with the various options chosen, such as shipping method, at which point customers still have the ability to change their order or cancel it entirely.

     To pay for orders, a customer must use a credit card, which is authorized during the checkout process, but which is charged when we ship the customers items. Our online store uses a security technology that works with the most common Internet browsers and makes it unlikely that an unauthorized party can read information sent by our customers. Once an order is placed, we notify the customer of our receipt of the order and at the time the order is shipped we notify the customer by e-mail that the order has been shipped. Additionally, our customers can speak to a customer service representative by telephone from Monday through Friday between the hours of 7:30 a.m. and 7:00 p.m. eastern standard time.

     Our average daily page views, which represent the number of times per day our server delivers a page to a user, has grown consistently. In November 1999, we had a total of 875,514 hits and 154,799 page views. On average, users spend approximately twenty-one minutes per visit at our online store.

Warranties

     We offer a 30-day money back guarantee on all of our products and agree to service such products for a period of one year from the date of purchase. DG provides us with a 30 day manufacturer's warranty, although the customer deals directly with us.

Order fulfillment

     Internet customer orders are processed at DG's distribution center in Toronto, for Canadian and international orders and DG's distribution center in New Jersey, for United States orders. Orders are forwarded to the respective DG distribution center where the order items are selected and shipped.

Technology

     Our online store is maintained on servers located at PSINet. Our web server is connected to PSINet's backbone via a 256k dedicated connection and our mail server is connected to PSINet's backbone via a 128k dial-on-demand ISDN connection. We have in place a redundant mirror of the live site in the event of equipment failure. Our agreement with PSINet is for a period of one
(1) year, and will be automatically be renewed for one (1) year periods, unless either party notifies the other thirty (30) days prior to the expiration of each one (1) year period. We are obligated to pay PSINet a monthly service fee of $667 pursuant to this agreement.

Intellectual Property


     DG has applied for a trademark for the name "NETJEWELS" with the United States Patent and Trademark Office. Upon issuance DG has agreed to transfer such trademarks to us. We have reserved site names in the names "NetJewels" and "NetJewls." These sites are currently registered in DG's name.


     We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, vendors and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available on line. We are aware of several trademarks which are somewhat similar to ours and may create a likelihood of confusion. Depending on the activities of other companies using similar names our brand name could be damaged.

     We rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

     As of the date of this prospectus, we have not been notified that our technologies infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grow. Any infringement claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any claim of infringement against us could have a material adverse effect upon our business.

Competition

     The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the retail jewelry industry is intensely competitive.


     We currently or potentially compete with a variety of other companies including:


     o traditional store-based jewelry retailers such as Gordons, Sterling and Friedmans.


     o department store retailers such as Sears, JC Penney, Macy's and Ward's.


     o major discount retailers such as Kmart, Target and Service Merchandise;

     o cable shopping networks such as HSN;

     o online efforts of traditional and cable network retailers, including the online stores operated by ValueAmerica and Gordons;


     o catalog retailers of jewelry;

     o other online retailers that may include jewelry as part of their product offerings, such as Amazon.com;

     o online wedding portal sites that feature shopping services, such as the Knot.com and Modern Bride;

     o Internet portals, online auction services and online service providers that feature shopping services, such as eBay, Yahoo! and Amazon.com; and


     o various online retailers of jewelry, such as Alle Fine Jewelry, eJewelry and Just Jewelry.


     We believe that the following are the principal competitive factors in our market:

     o brand recognition;

     o selection;

     o order delivery performance;

     o customer service;

     o site features and content; and

     o price.

Many of our current and potential traditional store-based and online competitors, particularly the traditional store-based retailers and the brand owners of products we sell, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors.

     Our online competitors are particularly able to use the internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of web sites and may direct customers to other online retailers, may increase competition.

Government Regulation

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally and directly applicable to online commerce. However, as Internet use gains popularity, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of additional consumer protection laws could create uncertainty in web usage and reduce the demand for our products and services.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel and obscenity matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws that are intended to address these issues could create uncertainty in the Internet market place. This uncertainty could reduce demand for our services or our cost of doing business may increase as a result of litigation costs or increased service delivery costs.

     In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or foreign country. We are qualified to do business only in Delaware. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

Employees


     As of January 1, 2000, we employed 20 full-time employees, five of which are involved in management, two in purchasing, seven in shipping and fulfillment, two in graphic design and four in customer service. We also employ independent contractors to perform duties in various departments, including software development, editorial production and administration. Our employees are not represented by labor unions, and we consider our relationship with our employees to be good. We believe that our success is dependent on our ability to attract and retain qualified personnel in numerous areas, including software development. We expect to hire a full time director of marketing, as well as a chief financial officer and chief information officer following the offering.



Facilities


     Our principal administrative, marketing and technical facilities are located in approximately 3,000 square feet of office space in Toronto subleased from DG. This lease expires in December 2001. We have an option to renew our sublease for an additional five (5) years. The lease provides for annual payments of $6,000; which increase annually by the greater of 5% or the increase in the CIPI for Toronto as published by statistics Canada. We expect that our future growth will require us to secure new office space to adequately house our operations. We have no understandings or agreements to acquire any new or additional space.



Legal proceedings

     We are not involved in any pending, or to our knowledge, any threatened legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

Where you can find additional information


     We have filed, with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement, the exhibits and schedules. For more information, about our common stock and us, please refer to the registration statement, exhibits and schedules. With respect to any contract, agreement or other document referred to in the registration statement which is filed as an exhibit, reference is made to the exhibit for a complete description.


     The registration statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C.

20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from such offices upon the payment of the fees proscribed by the SEC. The SEC phone number is 1-800-SEC-0330.

     The SEC maintains a Web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the Web site is http://www.sec.gov.


     The Nasdaq Amex Market Group, Inc. maintains a Web site that contains information regarding registrants at http://www.Nasdaq.com. Once our common stock is listed on the American Stock Exchange, you will be able to find information on us on the Web site.


     As a result of this offering, we will be subject to the informational requirements of the Exchange Act. So long as we are subject to the periodic reporting requirements of the Exchange Act, we will furnish reports and other information required thereby to the Commission. We intend to furnish our shareholders with annual reports containing, among other information, audited financial statements certified by an independent accounting firm and quarterly reports containing unaudited financial statements. We also intend to file such other reports as we may determine or as may be required by law.

                                  MANAGEMENT


Directors, executive officers and key personnel



     The following table sets forth information about our directors and executive officers and key personnel as of January1, 2000.





Name                           Age                        Position
---------------------------   -----   ------------------------------------------------
Jack Berkovits ............    47     Chairman of the board
Daniel Berkovits ..........    24     Chief executive officer and director
Ben Berkovits .............    25     President, chief operating officer and director
Albert Reichmann ..........    71     Director nominee
Greg Lerman ...............    54     Director nominee



Jack Berkovits, Chairman. Since July 1999, Mr. Berkovits has served as our chairman. From 1977 to the present, Mr. Berkovits has served as the chief executive officer and chairman of D.G. Jewelry Inc., a company whose securities are traded on The Nasdaq National Market. In 1979, Mr. Berkovits purchased a controlling interest in DG. Mr. Berkovits has extensive experience in the production, sales and marketing of jewelry through mass merchandise accounts and direct television retailers including HSN, QVC and ValueVision. Mr. Berkovits currently appears on his own show as "Trader Jack" on ValueVision which began approximately two years ago. The "Trader Jack" show airs for approximately fifteen hours per month. Mr. Berkovits has also appeared on the show "Deals of the Century", which is broadcast on The Shopping Channel, for the past 12 years and airs approximately four times per year. Mr. Berkovits earned a Bachelor of Commerce at Sir George Williams University (Montreal) in 1973 and received his Chartered Accountant designation at McGill University in 1975.

Daniel P. Berkovits, CEO. Since our inception in June 1999, Mr. Berkovits has served as our chief executive officer. Since January 1999, Mr. Berkovits has served as Chief Executive Officer of NetJewels Canada, our parent company. From July 1998 to December 1998, Mr. Berkovits was an analyst in investment banking at Scotia McLeod, a Canadian investment banking firm. Mr. Berkovits was responsible for negotiating DG's strategic alliances with Amazon.com, Ubid and Bid.com. Mr. Berkovits earned his M.S. degree in finance at Johns Hopkins University in June 1998. Mr. Berkovits earned a Bachelor of Talmudic Law from Ner Israel College in December 1996.

Ben Berkovits, President and COO. Since our inception in June 1999, Mr. Berkovits has served as our president and chief operating officer. Since January 1999, Mr. Berkovits has served as president of NetJewels Canada, our parent company. From July 1997 to January 1999, Mr. Berkovits served as national accounts manager at D.G. Jewelry. Mr. Berkovits earned a Bachelor of Science from Touro College in 1998.

Albert Reichmann, Director Nominee. Upon completion of this offering, Mr. Reichmann has agreed to serve as a member of our board of directors. From 1960-1992, Mr. Reichmann served as president of O&Y Development, a worldwide real estate development company. Since 1992, Mr. Reichmann has been a private investor focusing on structuring real estate and entertainment transactions.

Greg Lerman, Director Nominee. Upon completion of this offering, Mr. Lerman has agreed to serve as a member of our board of directors. In November 1999, Mr. Lerman was named President of the interactive division of Digital Convergence Inc. From February 1999 through September 1999, Mr. Lerman served as president of the electronic commerce division of Paxson Communications. From January 1998 to January 1999, Mr. Lerman was Executive Vice President and General Manager of ValueVision Television. From February 1997 to September 1997, Mr. Lerman was president and chief executive officer of Kent and Spiegel Direct. From November 1989 to February 1994, Mr. Lerman served as an Executive Vice President of Fingerhut Companies. Mr. Lerman earned a B.A. in History from the University of Minnesota in 1978.


     We expect to increase the depth of our management team to help implement our growth strategy. Following the completion of this offering, we intend to expand our senior management team to include a new chief financial officer, director of marketing and chief information officer.

Directors and executive officers

     Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Our by-laws provide for a minimum of three directors to serve on our board.

     Our executive officers are appointed by our board of directors on an annual basis and serve until the next annual meeting of the board of directors or until their successors have been duly elected and qualified.

     The representative of this offering has been granted the right to designate a nominee to our board of directors for a period of five years from the effective date of this offering. In the event that the representative does not elect to exercise this right, then the representative may designate one person to attend our board of directors' meeting.

Compensation committee interlocks and insider participation

     Jack Berkovits, our chairman, is the father of Daniel Berkovits, our chief executive officer and Ben Berkovits our president and chief operating officer, and Daniel Berkovits and Ben Berkovits are brothers.

Director compensation and committees

     Upon completion of the offering, our board of directors intends to establish two formal committees; an audit committee and a compensation committee, each of which will consist of Jack Berkovits, our chairman, and two independent outside directors.

     The functions of the audit committee include: (a) recommending for approval by the board of directors a firm of certified public accountants whose duty it will be to audit our financial statements for the fiscal year in which they are appointed, and (b) to monitor the effectiveness of the audit effort, our internal financial and accounting organization and controls and financial reporting. The audit committee will also consider various capital and investment matters.

     We intend that our compensation committee will consist of Jack Berkovits, Greg Lerman and Albert Reichmann. Greg Lerman and Albert Reichmann have not been officers or employees of ours since our inception. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

     The compensation committee is responsible for establishing compensation arrangements for our officers and directors, reviewing benefit plans and administering our stock option plan.


     Upon completion of the offering, directors who are not our employees will receive 10,000 options to purchase shares of our common stock at the initial public offering price, $5,000 per year for services rendered as a director and $1,000 for attending each meeting of the board of directors or one of its committees. In addition, directors will be reimbursed for expenses incurred in connection with attendance at any meeting of the board of directors or committees. Other than reimbursement for expenses, directors who are our employees receive no additional compensation for service as a director. To date, we have not paid any amounts to any of our directors for acting in such capacity.


Executive compensation

     From January 1, 1999 to December 31, 1999, we paid compensation to Daniel Berkovits, Ben Berkovits and Jack Berkovits in the amounts of $40,000, $40,000 and $0, respectively. In addition we have accrued $60,000, $60,000 and $100,000 of salary for Daniel Berkovits, Ben Berkovits and Jack Berkovits, respectively, which represents the balance of the amount each was entitled to pursuant to their respective employment agreements. In July 1999, we issued Jack Berkovits 100,000 warrants to purchase 100,000 shares of our common stock at $.10 per share in connection with his employment agreement at which time the fair market value of the warrants was estimated to be $90,000.

Employment agreements

     As of January 1, 1999, NetJewels Canada entered into a three-year employment agreement with Daniel Berkovits, which was subsequently transferred to us in July 1999, at an annual salary of $100,000. Upon completion of this offering Mr. Berkovits' salary will be increased to $150,000 per year. The agreement provides for a minimum annual salary increase of $15,000. Mr. Berkovits is also entitled to a $1,000 per month automobile allowance. The agreement also contains confidentiality provisions and prohibits Mr. Berkovits from engaging in any other business or occupation, during his employment with us, without our prior written consent. Mr. Berkovits may receive an annual bonus in an amount to be determined by our board of directors. In addition, the agreement grants our board of directors the right to terminate Mr. Berkovits' employment at any time.

     As of January 1, 1999, NetJewels Canada entered into a three-year employment agreement with Ben Berkovits, which was subsequently transferred to us in July 1999, at an annual salary of $100,000. Upon completion of this offering Mr. Berkovits' salary will be increased to $150,000 per year. The agreement provides for a minimum annual salary increase of $15,000. Mr. Berkovits is also entitled to a $1,000 per month automobile allowance. The agreement also contains confidentiality provisions and prohibits Mr. Berkovits from engaging in any other business or occupation, during his employment with us, without our prior written consent. Mr. Berkovits may receive an annual bonus in an amount to be determined by our board of directors. In addition, the agreement grants our board of directors the right to terminate Mr. Berkovits' employment at any time.

     As of January 1, 1999, NetJewels Canada entered into an employment agreement with Jack Berkovits, which was subsequently transferred to us in July 1999, at an annual salary of $100,000. Mr. Berkovits' annual salary will be reviewed on each anniversary of this agreement. Mr. Berkovits may receive an annual bonus at the discretion of our board of directors. The agreement does not prohibit Mr. Berkovits from being involved in other businesses or occupations. In addition, the agreement grants our board of directors the right to terminate Mr. Berkovits' employment at any time.


Stock option plan

     We adopted the 1999 stock option plan in September 1999. The plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of the options and the option exercise price. The options may be granted as either or both of the following: (a) incentive stock options, or (b) non-qualified stock options. 750,000 shares may be issued under this plan. To date, no options have been granted under the plan.

     In connection with the plan, the exercise price of each incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant or 110% of fair market value in the case of an employee holding 10% or more of our outstanding common stock. The aggregate fair market value of shares of common stock for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of our, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by our compensation committee, but not at less than 85% of the fair market value of our common stock. Stock options granted pursuant to our stock option plan will expire not more than ten years from the date of grant.

     The plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us. The plan is designed to enable our management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the plan may be exercised for up to ten years, require a minimum two year vesting period, and shall be at an exercise price all as determined by our board. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the assets of us and merger or consolidation with another company, or (b) a majority of the board changes other than by election by the stockholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

     If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the plan.

     The plan may be terminated or amended at any time by our board of directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of our stockholders.


Limitation on liability


     Our certificate of incorporation and by-laws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. This indemnification, other than as ordered by a court, shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending this determination. This determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our certificate of incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of our directors for monetary damages for breach of fiduciary duty as directors.


     We intend to obtain a directors and officers insurance and company reimbursement policy prior to or shortly after the completion of this offering. We intend that the policy will insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities and would reimburse us for such loss for which we have lawfully indemnified the directors and officers.


     We have also agreed to indemnify each of our directors and executive officers pursuant to an indemnification agreement with each director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while a director or an executive officer was acting in his capacity as a director, officer, employee or agent of ours. We have entered into indemnification agreements with our officers and directors.


     Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     The underwriting agreement provides for reciprocal indemnification between us and the representative against certain liabilities in connection with this offering, including liabilities under the Securities Act.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, information with respect to the beneficial ownership of our common stock by:


     o each of our directors and director nominees;


     o each executive officer named in the Executive compensation section under "Management";

     o all of our executive officers and directors as a group; and

     o each person known by us who beneficially owns 5% or more of the outstanding shares of our common stock.

     Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.


     A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, common stock beneficially owned is based on 3,400,000 shares outstanding prior to the offering and 5,600,000 shares outstanding after the offering.


     Unless otherwise indicated, the address of each person listed below is 1001 Petrolia, North York, Ontario, Canada M3J 2X7.




                                                                          Prior to the offering     After the offering
                                                    Number of shares     -----------------------   -------------------
Name of Beneficial Owner                           beneficially owned               Percentage of Ownership
-----------------------------------------------   --------------------   ---------------------------------------------
D.G. Jewelry Inc. (1) .........................         1,650,000                  50.0%                   30.0%
Daniel P. Berkovits(l) ........................           825,000                  25.0%                   15.0%
Ben Berkovits(l) ..............................           825,000                  25.0%                   15.0%
Jack Berkovits(l)(2)(3) .......................         1,750,000                  51.5%                   31.2%
Albert Reichmann ..............................                 0                   0.0%                    0.0%
Greg Lerman ...................................                 0                   0.0%                    0.0%
All directors and executive officers as a group
 (five persons)(1)(2)(3) ......................         3,400,000                 100.0%                   60.7%


------------
(1) Such beneficial ownership arises from their respective ownership interests in NetJewels Canada.


(2) Includes 1,650,000 shares beneficially owned by D.G. Jewelry Inc. of which Mr. Berkovits is the Chief Executive Officer, President and Chairman. Mr. Berkovits beneficially owns approximately 48% of DG's common stock.

(3) Includes 100,000 shares of common stock issuable upon the exercise of currently exercisable warrants. The warrants were issued in July 1999 and are exercisable for a period of three years beginning on September 30, 1999, at $.10 per share.

                             CERTAIN TRANSACTIONS


     Following completion of this offering, DG will beneficially own approximately 30% of our outstanding common stock and either directly or through subsidiaries will control us. Mr. Jack Berkovits, the chairman of the board of both us and DG, is currently the beneficial owner of approximately 48% of the common stock of DG. Daniel P. Berkovits, and Ben Berkovits, our CEO and President/COO respectively, are the sons of Jack Berkovits. Daniel P. Berkovits and Ben Berkovits each, through their respective ownership of NetJewels Canada, beneficially own approximately 15% of us following completion of this offering.

     Through November 30, 1999, DG has advanced to our parent and us, approximately $1,151,180 which has been utilized primarily to finance our start-up costs. Such advance is memorialized by a promissory note which bears no interest and is payable upon demand. DG intends to continue to fund our operations until we are able to fund our own operations or until the completion of this offering. We will use a portion of the net proceeds from this offering to repay this amount to DG. DG sold NetJewels Canada its Internet contracts for $1,800,000. NetJewels Canada transferred these contracts to us in June 1999, in exchange for our assumption of its obligation to DG and is memorialized by a promissory note which bears no interest and is payable upon demand. We will repay these obligations out of the proceeds of this offering. DG has a security interest in all of our assets until such amounts are paid. DG has agreed to act as a guarantor with respect to each of the ubid.com, bid.com and Ideal International Inc. agreements.

     Since our inception, we and our parent have purchased all of our merchandise from DG. Pursuant to our intercompany service agreement with DG, DG supplies us with products at a price guaranteed to be no less favorable than the lower of the price it offers to its best customers and DG's cost plus 15%. In addition, on all products sold by us through third party auction sites, DG will amend the purchase price to an amount equal to 85% of the final amount actually received by us, so that we are guaranteed a 15% profit on all items sold through an auction site. Through its distribution facilities, DG accounted for 100% of our purchases to date and is expected to account for substantially all of our purchases for the fiscal year ended June 30, 2000. From inception through November 30, 1999, such purchases totalled $612,084, which also include our parent company's purchases from January 1999 to June 1999. We expect to continue to source most, if not all, of our merchandise through DG in the future. We may, however, secure products from other distributors and suppliers. This intercompany service agreement remains effective for a term of five years and may be renewed thereafter for a term of five years. Either party may terminate the agreement upon ninety (90) days written notice to the other party. In addition, the intercompany services agreement requires DG to provide us with certain general corporate services at a price of $5,000 per month plus actual expenses. These services include maintenance of insurance, property and casualty, medical, dental and life, payroll processing, including the withholding of taxes, employment insurance and Canada pension plan payments, preparation and filing of tax returns, benefits administration and telecommunications.

     In July 1999, we entered into an advertising agreement with AOL which, together with an agreement DG entered into with theglobe.com in September 1999 for our benefit, requires us to expend an aggregate of $1,250,000 in advertising during the contract periods. DG has agreed to act as a guarantor with respect to each of these agreements.

     We also lease 3,000 square feet of space from DG at an annual rent of $6,000. The lease has a term of two years and three months and expires on December 31, 2001, with an option for an additional five years.

     Our trademark applications have been filed in DG's name, but will be transferred to us upon issuance.

     Our CEO loaned us an aggregate of $6,544, which does not bear interest and is payable on demand.

     Each of Daniel and Ben Berkovits own a nominal amount of DG's shares of common stock.

     As chairman of our company, Mr. Jack Berkovits, during the term of his employment agreement, will receive $100,000 per year, so long as he is chairman of our company. Mr. Berkovits is also entitled to a $1,000 per month car allowance. In connection with such service, on July 1, 1999 we issued Mr. Berkovits 100,000 warrants which are exercisable to purchase 100,000 shares of common stock at $.10 per share from September 30, 1999 to September 29, 2002.

     We believe that the transactions described above were fair and reasonable and on terms at least as favorable as we would expect to negotiate with an unaffiliated third party. In the future, we will present all proposed transactions between us and our officers, directors or 5% shareholders, and affiliates to our board of directors for its consideration and approval. Any such transaction will require approval by a majority of the directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

                           DESCRIPTION OF SECURITIES



     The following description of matters relating to our securities is qualified by Delaware law and to the provisions of our certificate of incorporation, as amended, and bylaws, and the underwriting agreement between us and the underwriter, copies of which have been filed with the Commission as exhibits to the registration statement of which this prospectus is a part.


General


     We are authorized by our certificate of incorporation to issue an aggregate of 19,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of blank check preferred stock. Immediately prior to this offering, an aggregate of 3,300,000 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. No shares of preferred stock are outstanding.



Common stock


     We are authorized to issue 19,000,000 shares of common stock, $.001 par value per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors and approve significant corporate transactions and holders of the remaining shares by themselves cannot elect any directors. The holders of our common stock do not have preemptive, conversion, redemption, subscription or cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to participate equally in net assets subject to the preferences that may be applicable to any outstanding preferred stock. All outstanding shares of common stock and common stock to be outstanding upon completion of this offering are and will be validly authorized and duly issued, fully paid, and non-assessable.


Preferred stock

     Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Warrants



     We have 100,000 warrants outstanding which are exercisable to purchase 100,000 shares of common stock at $.10 per share from September 30, 1999 to September 29, 2002. These warrants were issued to Jack Berkovits in July 1999. These warrants contain standard anti-dilution protection. Mr. Jack Berkovits has no registration rights with respect to the shares issuable upon exercise.


Representative's warrants

     We have granted the representative, for a total of $22.00, warrants to purchase up to 220,000 shares of our common stock. Each warrant is exercisable into one share of our common stock for a period of four (4) years commencing one (1) year after their issuance and sale, at 120% of the initial offering price of our common stock. The representative is prohibited from transferring such warrants for the first year except to partners of the underwriters or selling group. For a period of five (5) years from the date of the closing of our initial public offering, we have granted the holders of the representative's warrants demand registration rights and for a period of seven (7) years "piggyback" registration rights with respect to the common stock issuable upon exercise of the representative's warrants. The representatives warrants and the shares underlying them are registered in the registration statement of which this prospectus is a part. The representative's warrants contain anti-dilution provisions providing for automatic adjustment of the exercise price and number of shares upon the occurrence of specific events including stock dividends, splits, mergers, acquisitions and recapitalization.


Transfer agent

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, we will have 5,500,000 shares of our common stock issued and outstanding. The 2,200,000 shares of common stock offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased or held by our affiliates, in general, a person who has a control relationship with us, which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining 3,300,000 shares of common stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or sold pursuant to an exemption. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act.

     In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate," as defined under Rule 144, of ours, or persons whose shares are aggregated, who for at least one year has beneficially owned restricted securities acquired directly or indirectly from us or an affiliate of ours in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the total number of outstanding shares of the same class, or (b) if the stock is quoted on a national securities exchange, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Commission with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. A person, or persons whose shares are aggregated, who is not an affiliate and has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell shares pursuant to Rule 144(k) without regard to any of the limitations described above.

     Rule 701 under the Securities Act provides that shares of common stock acquired on the exercise of options granted under a written compensatory plan of ours or contract with us prior to the date of this prospectus may be resold by persons, other than our affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to limitations. There are 750,000 shares of our common stock issuable upon the exercise of options which may be granted under our stock option plan. Except as otherwise provided above, beginning 90 days after the date of this prospectus, the option shares, if any, would be eligible for sale in reliance on Rule 701, subject to vesting provisions. All of such shares are subject to the 24 month lock-up.

     Each of our officers and directors and all other holders of shares of our common stock have agreed that, they will not, without the prior written consent of the representative of the underwriters, directly or indirectly, sell or otherwise dispose of any shares of our common stock or securities convertible into or exercisable for our common stock during the twenty-four (24) month period commencing on the effective date of the registration statement. Upon expiration of the lock-up period, all of the shares of common stock subject to such lock-up agreements will be eligible for sale under Rule 144. The 3,300,000 shares will become eligible for sale in accordance with the exemptive provisions and the volume limitations of Rule 144 in January 2000, however, the owners of such shares have agreed not to offer, sell or otherwise dispose of their shares for a period of 24 months commencing on the effective date of our registration statement without the prior approval of the representative.

                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below have, severally and not jointly, agreed through Security Capital Trading, Inc., as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares of our common stock set forth opposite their respective names:



                                                      Number of shares
Underwriters                                          of common stock
------------                                         -----------------
Security Capital Trading, Inc. .........

                                                          ---------
    Total ..............................                  2,200,000

     The underwriting agreement provides that the obligations of the several underwriters under that agreement depend upon certain conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinion and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the shares offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The underwriters have advised us that they propose to offer all or part of the shares of common stock offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer shares of common stock to certain dealers at a
price that represents a concession of not more than $    per share, and that
the underwriter may allow, and these dealers may reallow, a concession of not
more than $    per share to certain other dealers. After the completion of this offering, the price to the public and the concessions may be changed.

     We have granted the underwriters an option, exercisable within 45 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to an additional 330,000 shares of our common stock at the same price per share as the initial 2,200,000 shares of common stock to be purchased by the underwriters. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to some conditions, to purchase the same percentage of the additional shares of common stock as the percentage of the initial 2,200,000 shares of common stock to be purchased by that underwriter.

     We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payment the underwriters and their controlling persons may be required to make.

     In addition to the underwriters commission referred to on the cover page of this prospectus, we have agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 2.5% of the gross proceeds of this offering, of which $25,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representative may designate, including fees and expenses of counsel retained for such purposes by the representative and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

     We have agreed to issue to the representative of the underwriters, for a total of $22.00, warrants to purchase an aggregate of 220,000 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 120% of the initial public offering price of the shares of common stock. The representative's warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations.

     The representative's warrants contain demand and piggyback registration rights relating to the 220,000 shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holder of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. For a period of five (5) years from the date of the closing of our initial public offering, we have granted the holders of the representative's warrants demand and "piggyback" registration rights for a period of seven (7) years with respect to the common stock issuable upon exercise of the representative's warrants. The representatives warrants and the shares underlying them are registered in the registration statement of which this prospectus is a part.


     We have also granted to the representative of the underwriters the right, for a period of 3 years from the closing of this offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised their right to designate this person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

     We and our officers, directors and present shareholders have agreed that, for a period of two years after the completion of this offering, without the prior written consent of the representative of the underwriters, none of us will sell or otherwise dispose of any of our respective equity securities or securities convertible into our equity securities, except for the sale of shares to the underwriters under the terms of the underwriting agreement.

     The representative of the underwriters has informed us that the underwiters do not expect any sales of the shares of common stock offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

     Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representative of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering.

     The representative, on behalf of the underwriters, may engage in (a) over-allotment, (b) stabilizing transactions, (c) syndicate covering transactions and (d) penalty bids. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock being offered so long as the stabilizing bids do not exceed a specified maximum.

     Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

     Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the Nasdaq in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.


     Underwriters and selling group members participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered in this prospectus. These actions include purchasing common stock to cover some or all of a short position of common stock maintained by the representative and the imposition of penalty bids.

                                 LEGAL MATTERS


     The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten, Savage & Kaplowitz, LLP, New York, New York. The underwriters have been represented by Orrick, Herrington & Sutcliffe LLP.



                                    EXPERTS


     Our financial statements for the year ended June 30, 1999, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman LLP Chartered Accountants, as set forth in their report thereon appearing elsewhere herein, and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              NETJEWELS.COM, INC.



                             FINANCIAL STATEMENTS
                      AS OF NOVEMBER 30, 1999 (UNAUDITED)
                              AS OF JUNE 30, 1999
                        TOGETHER WITH AUDITORS' REPORT


                               TABLE OF CONTENTS




Report of Independent Auditors ............................      F-2
Balance Sheet .............................................      F-3
Statement of Operations and Stockholders' Deficit .........      F-4
Statement of Changes in Stockholders' Deficiency ..........      F-5
Statement of Cash Flows ...................................      F-6
Notes to Financial Statements .............................   F-7-11

                        REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders of NetJewels.com, Inc.


     We have audited the accompanying balance sheet of NetJewels.com, Inc. (a Delaware Corporation) as of June 30, 1999 and the related statement of operations and stockholders' deficit and cash flows for the period ended June 30, 1999. These financial statements are the responsibility of the management of NetJewels.com, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of NetJewels.com, Inc. as of June 30, 1999 and the results of its operations and cash flows for the period ended June 30, 1999, in conformity with generally accepted accounting principles in the United States of America.


                                                Schwartz Levitsky Feldman, LLP
                                                ------------------------------
                                                  Chartered Accountants
Toronto, Ontario
August 13, 1999

                              NETJEWELS.COM, INC.


       BALANCE SHEET AS OF NOVEMBER 30 (unaudited) and JUNE 30 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                November 30,      June 30,
                                                                    1999            1999
                                                               --------------   ------------
                                                                 (unaudited)
                           ASSETS
CURRENT ASSETS
                                                                $               $
 Cash ......................................................          12,355           --
 Accounts receivable (note 2) ..............................         223,321           --
                                                                ------------    ---------
                                                                     235,676           --
INTERNET CONTRACTS (note 3) ................................       1,620,000    1,770,000
                                                                ------------    ---------
Total Assets ...............................................       1,855,676    1,770,000
                                                                ============    =========
                         LIABILITIES
CURRENT LIABILITIES
 Accounts payable and accrued liabilities (note 4) .........         651,890       62,000
 Advances from an officer (note 5) .........................           6,544        6,544
 Notes payable Shareholder (Note 6) ........................       2,951,180    2,141,303
                                                                ------------    ---------
                                                                   3,609,614    2,209,847
                                                                ------------    ---------

                  STOCKHOLDERS' DEFICIENCY
CAPITAL STOCK
 Authorized ................................................
   19,000,000 shares of common stock,
    $0.001 par value per share
    1,000,000 shares of preferred stock
 Issued
   3,300,000 common stock ..................................           3,300        3,300
   Additional paid in capital ..............................          90,000           --
DEFICIT ....................................................      (1,847,238)    (443,147)
                                                                ------------    ---------
Total Liabilities ..........................................      (1,753,938)    (439,847)
                                                                ------------    ---------
Total Liabilities and Stockholders' Equity .................       1,855,676    1,770,000
                                                                ============    =========


  The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.


                   STATEMENT OF OPERATIONS AND STOCKHOLDERS'
  DEFICIT FOR THE PERIODS ENDED NOVEMBER 30 (unaudited) AND JUNE 30 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                            November 30,      June 30,
                                                1999            1999
                                           --------------   -----------
                                             (unaudited)
SALES ..................................     $  699,051      $ 75,439
 Cost of sales .........................        548,075        64,009
                                             ----------      --------
GROSS PROFIT ...........................        150,976        11,430
                                             ----------      --------
EXPENSES
 Sales and marketing ...................        992,993       325,495
 Stock based compensation ..............         90,000            --
 Financial .............................         27,853            --
 General and administrative ............        294,221        36,166
 Web site development ..................             --        62,916
 Amortization ..........................        150,000        30,000
                                             ----------      --------
                                              1,555,067       454,577
                                             ----------      --------
NET LOSS ...............................      1,404,091       443,147
                                             ==========      ========
NET LOSS PER SHARE BASIC AND DILUTED
 (note 7) ..............................          (0.43)        (1.61)
                                             ==========      ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING BASIC AND DILUTED .........      3,300,000       275,000
                                             ==========      ========


   The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.


               STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                 FOR THE PERIODS ENDED NOVEMBER 30 AND JUNE 30
                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                               Common
                                               Stock
                                             Number of     Paid in        Additional
                                               Shares      Capital     Paid in Capital       Deficit
                                            -----------   ---------   -----------------   ------------
                                                           $               $              $
Opening Balance .........................           --         --               --               --
Common shares issued ....................    3,300,000      3,300               --               --
Net loss for the year ...................           --         --               --          443,147
                                             ---------     ------          -------        ---------
Balance as of June 30, 1999 .............    3,300,000      3,300                           443,147
Net loss for the period .................           --         --               --        1,404,091
                                             ---------     ------          -------        ---------
Warrants issued (note 9) ................           --         --           90,000               --
                                             ---------     ------          -------        ---------
Balance as of November 30, 1999 .........    3,300,000      3,300           90,000        1,847,238
                                             =========     ======          =======        =========


   The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.



                             STATEMENT OF CASH FLOWS
                 FOR THE PERIODS ENDED NOVEMBER 30 (unaudited)
                              AND JUNE 30 (audited)
                        (AMOUNTS EXPRESSED IN US DOLLARS)


                                                                         November 30,        June 30,
                                                                             1999              1999
                                                                       ----------------   --------------
                                                                          (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss ..........................................................     $ (1,404,091)     $   (443,147)
 Adjustments to reconcile net loss to net cash provided by operating activities
 Amortization ......................................................          150,000            30,000
 Stock based compensation ..........................................           90,000                --
 Increase in accounts receivable ...................................         (223,321)               --
 Increase in accounts payable and accrued liabilities ..............          589,890            62,000
                                                                         ------------      ------------
                                                                             (797,522)         (357,147)
                                                                         ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of internet contracts ....................................               --        (1,800,000)
                                                                         ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Cash provided by advances from shareholder ........................               --             6,544
 Cash provided by issuance of common stock .........................               --             3,300
 Cash provided by notes payable ....................................          809,877         2,141,303
                                                                         ------------      ------------
                                                                              809,877         2,151,147
NET INCREASE IN CASH ...............................................           12,355                --
 Cash, beginning of period .........................................               --                --
                                                                         ------------      ------------
CASH, END OF PERIOD ................................................           12,355                --
                                                                         ============      ============


   The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

           NOVEMBER 30, 1999 (unaudited) AND JUNE 30, 1999 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



i) Principal Activities


     The company was incorporated in the United States of America in June 1999 as Exite Jewelry.com, Inc. and in October 1999 the company changed its name to NetJewels.com, Inc. The company is a start-up internet based retailer and wholesaler focused exclusively on jewelry and related products.

     In January 1999 XiteJewelry.com Canada, an Ontario corporation, which in August 1999 changed its name to NetJewels.com, Inc. (Netjewels Canada), the company's parent company, was incorporated and an agreement was signed with DG Jewelry, Inc. (DG) for the right to acquire all of DG's third-party internet site sale business and all strategic agreements relating to Internet sales. The transfer of all internet contracts was subsequently effected for a cost of $1,800,000. Netjewels Canada subsequently transferred all of their rights and obligations under the contract to the company.

     These financial statements include the company's parent company's costs and sales from January 1999 to June 1999.



ii) Acquisition

     The company acquired the rights to the internet line of business of DG Jewelry for a total cost of $1,800,000. This acquisition has been accounted for as a purchase business combination and the cost has been allocated to Internet contracts. The acquisition is payable from the proceeds of the public offering. The purchase has been reflected as follows:




Internet contracts .........    $  1,800,000
Notes payable ..............      (1,800,000)
Goodwill ...................              --
                                ============


iii) Sales


     All sales are recognized upon shipment of goods by an insured carrier to the customer. Sales through third party web sites may, depending upon the contract terms, be subject to a profit sharing with the web site. Sales are reflected at the gross amount and the profit sharing costs are reflected in sales and marketing expenses.



iv) Inventory

     Inventory is valued at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis.


v) Other Financial Instruments


     The carrying amount of the company's accounts payable approximates fair value because of the short maturity of this instrument.



vi) Internet Contracts


     Cost of internet contracts is being amortized using the straight-line method over five years.



vii) Income taxes

     The company accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax

                              NETJEWELS.COM, INC.

           NOVEMBER 30, 1999 (unaudited) AND JUNE 30, 1999 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.


viii) Net Loss Per Share


     The company has adopted SFAS 128 for computing Earnings Per Share.


     Basic loss per share is computed based on the average number of common shares outstanding during the period.

     Fully diluted loss per share reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the company. Such securities or contracts are not considered in the calculation of diluted income per share if the effect of their exercise or conversion would be antidilutive.


ix) Stock Based Compensation

     In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduced the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock issued to employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro-forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The company has adopted the disclosure provisions of SFAS No. 123.


x) Unaudited Comparatives


     The financial statements and related notes thereto as of November 30, 1999 and for the five-month period ended November 30, 1999 are unaudited. Though they have been prepared on the same basis as the audited financial statements included herein, they do not form part thereof as no audit opinion has been expressed thereon. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth herein. The interim results are not necessary indicative of the results for any future period.



xi) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


xii) Foreign Currency Translation

     The company's functional currency is the U.S. dollar and substantially all transactions are denominated in U.S. dollars. Sales denominated in Canadian dollars are translated at the average rate of exchange for the period. Balance sheet items are translated at the exchange rate prevailing at the balance sheet date.

                              NETJEWELS.COM, INC.

           NOVEMBER 30, 1999 (unaudited) AND JUNE 30, 1999 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

xiii) Comprehensive Income


     The company has adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". This standard requires companies to disclose comprehensive income in their financial statements. In additional to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the changes in unrealized appreciation (depreciation) of securities and foreign currency translation adjustments.

2. ACCOUNTS RECEIVABLE

                                                   November 30,     June 30,
                                                       1999           1999
                                                         $             $
                                                  --------------   ---------
                                                    (Unaudited)
Accounts receivable ...........................       223,321             --
Less: Allowance for doubtful accounts .........            --             --
                                                      -------      ---------
Accounts receivable, net ......................       223,321             --
                                                      =======      =========


3. INTERNET CONTRACTS

                                                   November 30,     June 30,
                                                       1999           1999
                                                         $             $
                                                  --------------   ---------
                                                    (Unaudited)
Internet contracts .....................            1,800,000      1,800,000
Less: Accumulated amortization .........              180,000         30,000
                                                    ---------      ---------
                                                    1,620,000      1,770,000
                                                    =========      =========

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                   November 30,     June 30,
                                                       1999           1999
                                                         $             $
                                                  --------------   ---------
                                                    (Unaudited)
Accounts payable -- other .........                   188,000             --
Accrued liabilities ...............                   463,890         62,000
                                                      -------         ------
                                                      651,890         62,000
                                                      =======         ======

5. ADVANCES FROM AN OFFICER

     The advances from an officer does not bear interest and is due on demand.

6. NOTES PAYABLE -- SHAREHOLDER

     The notes payable to shareholder are non-interest bearing, have no specific terms of repayment and are secured by all of the company's assets. One note in the amount of $1.8 million arose in connection with the assumption of the parent company's obligations to DG in connection with the acquisition of the internet contracts. The second note in the amount of $1,151,180 represents the net advances from DG for goods purchased from DG and expenses incurred on the company's behalf.

7. NET LOSS PER COMMON SHARE

     Fully diluted net loss per common share was the same as basic net loss per common share as there are no unexercised stock options outstanding and the exercise of the warrants is anti-dilutive.

                              NETJEWELS.COM, INC.

           NOVEMBER 30, 1999 (unaudited) AND JUNE 30, 1999 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

8. INCOME TAXES


                                 November 30,     November 30,       June 30,
                                     1999             1998             1999
                                       $                $               $
                                --------------   --------------   -------------
                                  (Unaudited)      (Unaudited)
Loss carryforwards ..........       785,000           3,200           177,000
Valuation allowance .........      (785,000)         (3,200)         (177,000)
                                   --------          ------          --------
                                         --              --                --
                                   ========          ======          ========

9. WARRANTS

     100,000 warrants were issued in July 1999 to the Chairman of the company. The warrants are exercisable at any time during the three-year period commencing September 30, 1999 to acquire common shares of the company at $0.10 per share. The common shares were valued at $1.00 per share at the time of issuance of the warrants and therefore $90,000 has been credited to additional paid in capital.

10. RELATED PARTY TRANSACTION

     The company's parent company is owned 50% by DG and 50% by the company's CEO and President/COO. The principal shareholder of DG is the father of the company's CEO and President/COO and is the company's Chairman.

     The company and our parent company have purchased all of their merchandise from DG. Pursuant to the intercompany services agreement, DG sells its products to NJ at a price equal to the lower of: (i) DG's cost plus 15%; and (ii) the lowest price paid, or which may be paid to DG by third parties with respect to the same or similar jewelry within six (6) month of NJ's purchase, except that DG will reduce the purchase price for products sold on third-party auction sites to equal 85% of the amount actually received by NJ in connection with the sale.

     Since inception, DG has provided the company with corporate, fulfillment, space sharing and other administrative services at a cost of $5,000 per month plus actual expenses.

                                             November 30, 1999     June 30, 1999
                                            -------------------   --------------
Purchase of internet contracts ..........               --          $1,800,000
Purchases and expenses ..................        1,017,000             420,000

11. COMMITMENTS

     a) The company has signed a lease, which expires December 31, 2001, to rent premises from DG. The minimum annual payments are as follows:
                                 2000   $6,000
                                 2001   $6,000

     b) The company has entered into advertising agreements with AOL, which together with an agreement DG entered into with theglobe.com for our benefit requires us to expend $1,250,000 in advertising during the contract periods.

     c) Effective January 1, 1999, the company entered into an employment agreement with its Chairman for a three year term. The employment agreement provides for a salary of $100,000 plus 100,000 warrants to purchase 100,000 shares of common stock at $0.10 per share plus $1,000 per month of automobile allowance. The amount payable is subject to minimum annual increases of at least $15,000. The warrants were issued in July 1999 and have been reflected as a stock based compensation expense in the period ended November 30, 1999.

     d) Effective January 1, 1999, the company entered into employment agreements with its CEO and COO for a three year term. The employment agreements provides for an annual salary of $100,000 each plus

                              NETJEWELS.COM, INC.

           NOVEMBER 30, 1999 (unaudited) AND JUNE 30, 1999 (audited)
                       (AMOUNTS EXPRESSED IN US DOLLARS)

11. COMMITMENTS  -- (Continued)


$1,000 per month each of automobile allowance. If the company's proposed IPO is completed, then the compensation payable to the executives from the date of completion of the IPO to and including the expiry of the term shall be based on an annual salary of $150,000 each. The amount payable is subject to minimum annual increases of at least $15,000.

     e) The company has entered into a letter of intent with an underwriting firm and is proceeding to complete an initial public offering of 2,200,000 shares of common stock at a price of $10.00 to $12.00 per share.

     f) In September 1999, the board of directors and stockholders adopted the 1999 NetJewels.com, Inc. Stock Option Plan (the "1999 Plan"), pursuant to which 750,000 shares of common stock are provided for issuance. The 1999 Plan is administered by the board of directors or compensation committee.

     The 1999 Plan is for a period of ten years, expiring September 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the company. Options granted under the 1999 Plan may be exercisable for up to ten years, require a minimum two year vesting period, and shall be at an exercise price all as determined by the board or compensation committee.

     The exercise price of all future options will be at least 85% of the fair market value of the common stock on the date of granting of the options.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the 1999 Plan.

     The 1999 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the 1999 Plan may not be increased without the consent of the stockholders of the company.


     To date no options have been granted under the plan.

12. ECONOMIC DEPENDENCE


     Pursuant to an intercompany service agreement with DG, DG has accounted for 100% of the purchases to date and is expected to account for substantially all of the purchases for the year ended June 30, 2000. DG beneficially owns 50% of the shares of the company and the principal shareholders of DG and the company are members of the same family.

================================================================================

                                --------------
                               TABLE OF CONTENTS




                                                Page
                                                ----

Prospectus Summary .......................        3
Risk Factors .............................        6
Forward-Looking Statements ...............       12
Use of Proceeds ..........................       13
Dividend Policy ..........................       14
Dilution .................................       15
Capitalization ...........................       16
Selected Financial Data ..................       17
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ............................       18
Business .................................       23
Management ...............................       31
Principal Stockholders ...................       35
Certain Transactions .....................       36
Description of Securities ................       37
Shares Eligible for Future Sale ..........       38
Underwriting .............................       39
Legal Matters ............................       41
Experts ..................................       41
Financial Statements .....................      F-1


                      -----------------------------------

       Until     , 2000 (25 days after the commencement of the offering), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.






================================================================================

================================================================================

                              NETJEWELS.COM, INC.








                       2,200,000 shares of Common Stock








                   ----------------------------------------
                                  Prospectus
                   ----------------------------------------


                         SECURITY CAPITAL TRADING INC.


                                       , 2000





================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:




SEC Registration Fee ...................................   $     9,320.79
NASD Filing Fee ........................................         3,140.00
Amex Listing Fees ......................................        63,725.00
Printing and Engraving Expenses * ......................        75,000.00
Legal Fees and Expenses * ..............................       150,000.00
Accounting Fees and Expenses * .........................        70,000.00
Blue Sky Fees and Expenses * ...........................        15,000.00
Transfer Agent and Registrar Fees and Expenses .........         2,500.00
Nonaccountable expense allowance .......................       605,000.00
Miscellaneous ..........................................   $    11,314.21
                                                           --------------
Total ..................................................   $ 1,005,000.00
                                                           ==============


------------
* estimate


Item 14. Indemnification of Directors and Officers


     Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes us to indemnify our officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. Our restated certificate of incorporation and by-laws of the Company provide for indemnification of our officers and directors to the full extent authorized by law. Following the offering, we intend to procure officer's and director's liability insurance. We have entered into indemnification agreements with our officers and directors.

     Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriter agrees to indemnify our directors and certain officers and certain other persons against certain civil liabilities.

Item 15. Recent Sales of Unregistered Securities


     Since our incorporation in June 1999, we have sold unregistered securities as described below. Unless otherwise indicated, there was no underwriters involved in the transactions and there was no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about us.

     In June 1999, we issued 3,300,000 shares of our common stock to NetJewels.com, Inc, an Ontario corporation, as the founder of the corporation pursuant to Section 4(2) of the Securities Act of 1933, as amended. The shares were issued at par value.

     In July 1999, we issued 100,000 warrants to purchase shares of our common stock to Jack Berkovits at an exercise price of $.10 per share for services rendered to the company.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the issuer pursuant to any charter provision, by-law, contract, arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Act:

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) of 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

ITEM 27. EXHIBITS


   * 1.1       Form of Underwriting Agreement
   * 1.2       Form of Representative's Warrant Agreement
   * 1.3       Form of Representative's Warrants (included in the form of Representative's Warrant
               Agreement)
   * 3.1       Bylaws of Registrant
 *** 3.2       Certificate of Incorporation dated June 21, 1999
 *** 3.3       Amended Certificate of Incorporation dated September 29, 1999
 *** 3.4       Amended Certificate of Incorporation dated December 23, 1999
  ** 4.3       Specimen Common Stock Certificate
   * 5.1       Opinion of Gersten, Savage & Kaplowitz, LLP
 ***10.1       1999 Stock Option Plan
 ***10.2       Employment Agreement between the Company and Daniel Berkovits.
 ***10.3       Employment Agreement between the Company and Ben Berkovits.
 ***10.4       Employment Agreement between the Company and Jack Berkovits
 ***10.5       Merchandising Agreement between DG Jewelry Inc. and theglobe.com, Inc.
   *10.6       Shopping Channel Promotional Agreement between the Company and America Online, Inc.
 ***10.7       Partnership Vendor Agreement between DG Jewelry Inc. and uBid.com, Inc.
   *10.8       Sales and Distribution Agreement between the Company and Shopnow.com.
  **10.9       Sales and Distribution Agreement between the Company and Bid.com.
  *10.11       Auction Agreement between iDeal International, Inc. and DG Jewelry Inc.
***10.12       Intercompany Services Agreement between DG Jewelry and the Company.
  *10.13       Common Stock Purchase Warrant certificate between the Company and Jack Berkovits dated
               July 1, 1999.
  *10.14       Agreement between NetJewels Canada and the Company dated June 25, 1999.
  *10.15       Agreement between Xite Jewelry.com Canada and DG Jewelry Inc. dated May 3, 1999.
  *10.16       Agreement between Xite Jewelry.com Canada and DG Jewelry Inc. dated January 29, 1999.
  *10.17       Form of indemnification agreement between NetJewels.com, Inc. and officers and directors.
   *23.1       Consent of Schwartz Levitsky Feldman, Chartered Accountants.
   *23.2       Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)
  **23.3       Consent of Albert Reichmann
  **23.4       Consent of Greg Lerman
 ***24.1       Power of Attorney (included on the signature page to this Registration Statement)
   *27         Financial Data Schedule

------------
 *  Filed herewith.
 ** To be filed by amendment.
*** Previously filed.

                                  SIGNATURES


     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed an its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 19, 2000.

                                        NetJewels.com, Inc.
                                        By: Daniel Berkovits
                                            Chief Executive Officer

     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                               Title                                Date
       ---------                               -----                                ----
/s/ Jack Berkovits       Chairman of the Board                               January 19, 2000
    -----------------
    Jack Berkovits

/s/ Daniel Berkovits     Chief Executive Officer, Principal Accounting       January 19, 2000
    -----------------    Officer, Principal Financial Officer and
    Daniel Berkovits     Director

/s/ Ben Berkovits        President, Chief Operating Officer and Director     January 19, 2000
    -----------------
    Ben Berkovits

                                 EXHIBIT INDEX


   * 1.1       Form of Underwriting Agreement
   * 1.2       Form of Representative's Warrant Agreement
   * 1.3       Form of Representative's Warrants (included in the form of Representative's Warrant
               Agreement)
   * 3.1       Bylaws of Registrant
 *** 3.2       Certificate of Incorporation dated June 21, 1999
 *** 3.3       Amended Certificate of Incorporation dated September 29, 1999
 *** 3.4       Amended Certificate of Incorporation dated December 23, 1999
  ** 4.3       Specimen Common Stock Certificate
   * 5.1       Opinion of Gersten, Savage & Kaplowitz, LLP
 ***10.1       1999 Stock Option Plan
 ***10.2       Employment Agreement between the Company and Daniel Berkovits.
 ***10.3       Employment Agreement between the Company and Ben Berkovits.
 ***10.4       Employment Agreement between the Company and Jack Berkovits
 ***10.5       Merchandising Agreement between DG Jewelry Inc. and theglobe.com, Inc.
   *10.6       Shopping Channel Promotional Agreement between the Company and America Online, Inc.
 ***10.7       Partnership Vendor Agreement between DG Jewelry Inc. and uBid.com, Inc.
   *10.8       Sales and Distribution Agreement between the Company and Shopnow.com.
  **10.9       Sales and Distribution Agreement between the Company and Bid.com.
  *10.11       Auction Agreement between iDeal International, Inc. and DG Jewelry Inc.
***10.12       Intercompany Services Agreement between DG Jewelry and the Company.
  *10.13       Common Stock Purchase Warrant certificate between the Company and Jack Berkovits dated
               July 1, 1999.
  *10.14       Agreement between NetJewels Canada and the Company dated June 25, 1999.
  *10.15       Agreement between Xite Jewelry.com Canada and DG Jewelry Inc. dated May 3, 1999.
  *10.16       Agreement between Xite Jewelry.com Canada and DG Jewelry Inc. dated January 29, 1999.
  *10.17       Form of indemnification agreement between NetJewels.com, Inc. and officers and directors.
  *23.1        Consent of Schwartz Levitsky Feldman, Chartered Accountants.
  *23.2        Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)
 **23.3        Consent of Albert Reichmann
 **23.4        Consent of Greg Lerman
***24.1        Power of Attorney (included on the signature page to this Registration Statement)
  *27          Financial Data Schedule



------------
 * Filed herewith.
 ** To be filed by amendment.
*** Previously filed.